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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KEMET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

June 29, 2012

Dear Stockholder:

        You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the "Annual Meeting") which will be held on Thursday, July 26, 2012, at 10:30 a.m., local time, at KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina.

        The notice of meeting, proxy statement and proxy are included with this letter. The matters listed in the notice of meeting are more fully described in the proxy statement.

        It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely, Frank G. Brandenberg Chairman of the Board of Directors

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2012 Annual Meeting of Stockholders (the "Annual Meeting") of KEMET Corporation (the "Corporation") will be held on Thursday, July 26, 2012, at 10:30 a.m., local time, at KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina, to consider and take action with respect to the following matters:

  1)
  The election of three directors, each for a three-year term or until his successor is duly elected and qualified.

  2)
  The ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for the fiscal year ending March 31, 2013.

  3)
  Conduct an advisory vote to approve the compensation paid to the Corporation's Named Executive Officers.

  4)
  The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        Holders of record of the Corporation's Common Stock at the close of business on June 8, 2012, are entitled to receive notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on July 26, 2012:

        The Proxy Statement and Annual Report are available at http://www.kemet.com/proxymaterials.

By order of the Board of Directors, R. James Assaf Secretary

June 29, 2012

        Whether or not you plan to attend the meeting in person and regardless of the number of shares you own, please mark, sign and date the enclosed proxy and mail it promptly in the envelope provided to ensure that your shares will be represented. You may nevertheless vote in person if you attend the Annual Meeting. In addition, your proxy is revocable at any time before it is voted by written notice to the Secretary of the Corporation or by delivery of a later-dated proxy.

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

PROXY STATEMENT

2012 Annual Meeting of Stockholders
July 26, 2012

        This proxy statement is being furnished to the holders of common stock, par value $0.01 per share (the "Common Stock"), of KEMET Corporation (the "Corporation" or "KEMET") in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the "Board of Directors" or "Board") for the 2012 Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 26, 2012, at KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina, and at any adjournments or postponements thereof.

        This proxy statement, the enclosed proxy and the Corporation's 2012 Annual Report to Stockholders ("Annual Report") will be mailed on or about June 29, 2012 to holders of record of Common Stock as of the close of business on June 8, 2012.

        When you sign and return the enclosed proxy, the individuals identified as proxies thereon will vote the shares represented by the proxy in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote the shares represented thereby FOR the election of each of the directors described herein, FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2013, FOR the advisory approval of the compensation paid to the Corporation's Named Executive Officers, and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the recommendation of the Corporation's management.

        Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.

        Each outstanding share of Common Stock entitles the holder thereof to one vote. On June 8, 2012, the record date, there were 44,907,420 shares of Common Stock outstanding. The presence in person or by proxy of a majority of such shares of Common Stock shall constitute a quorum. Pursuant to Delaware law, abstentions are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum. Under Delaware law, broker "non-votes" are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

        Each director nominee shall be elected to the Board of Directors by vote of the majority of the votes cast with respect to that director nominee's election at any meeting for the election of directors at which a quorum is present. The Amended and Restated By-laws of the Corporation provide that a majority of the votes cast means the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee. The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending March 31, 2013 and to approve on an advisory basis the compensation paid to the Corporation's Named Executive Officers.

        Abstentions will have no effect on the election of directors, ratification of Ernst & Young LLP as the independent registered public accounting firm or the advisory approval of the compensation paid to the Named Executive Officers since only votes "For" or "Against" each such proposal will be counted.

        When a matter is not routine and the brokerage firm has not received voting instructions from the stockholder, the brokerage firm cannot vote the shares on that matter. This is called a broker "non-vote." The ratification of the selection of independent auditors is considered a routine matter. The election of directors and the advisory approval of the compensation paid to the Named Executive Officers are not considered routine matters.

PROPOSAL TO ELECT THREE DIRECTORS

        The Corporation's Restated Certificate of Incorporation provides that the Board of Directors will consist of not more than nine nor fewer than three directors with the number of directors to be established by the Board of Directors by resolution.

        The Board of Directors is currently comprised of nine directors divided into three classes (Dr. Backes and Messrs. Bedi and Loof—2012; Messrs. Kotzubei, Paul and Swann—2013; and Messrs. Brandenberg, Borruso, and Maddrey—2014). The term of each class expires in different years. The nominees for election to the Board of Directors this year are Wilfried Backes, Gurminder S. Bedi and Per-Olof Loof, each of whom are currently directors of the Corporation, and each of whom has been nominated to serve for a three-year term or until his successor is duly elected and qualified. The Board of Directors expects the nominees named above to be available for election. In case the nominees are not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors.

        Provided that a quorum is present, each director nominee will be elected at the Annual Meeting by a majority of the votes cast with respect to that director nominee's election. The Amended and Restated By-laws of the Corporation provide that a majority of the votes cast means the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee. There is no right to cumulative voting as to any matter, including the election of directors.

        The following sets forth, among other matters, information as to each continuing director and each nominee for director: (i) their age, as of June 8, 2012; (ii) all positions and offices with the Corporation; (iii) principal occupation and employment during the past five years; (iv) current directorships of publicly-held companies or registered investment companies; (v) other previous directorships of publicly-held companies or registered investment companies during the past five years; (vi) period of service as a director of the Corporation; and (vii) particular experience, qualifications, attributes or skills, beyond those described above, which led to the Corporation's Board of Directors to conclude that such director or nominee for director should serve as a director of the Corporation.

        The Board of Directors recommends a vote "FOR" the re-election of each of Dr. Backes and Messrs. Bedi and Loof to the Board of Directors, each to serve for a three-year term or until his successor is duly elected and qualified.

Nominees for Board of Directors

        Dr. Wilfried Backes, 69, Director, was named such in March 2008. Dr. Backes served as Executive Vice President and Chief Financial Officer of EPCOS AG, a major publicly traded passive electronic components company headquartered in Germany, from 2002 through his retirement in 2006. Dr. Backes previously served as Executive Vice President, Chief Financial Officer and Treasurer of Osram Sylvania, Inc. from 1992 to 2002. Prior to that time, Dr. Backes held various senior management positions with Siemens AG including the position of President and Chief Executive Officer of Siemens Components, Inc. from 1989 to 1992. He received Diplom-Volkswirt and Dr. rer. pol. Degrees from

Rheinische Friedrich-Wilhelms-Universität in Bonn, Germany. The Corporation's Board of Directors believes that it benefits from Dr. Backes' fifteen years of international experience within the electronic passive components industry, as well as his experience in the industrial/lighting industry, the Corporation's largest market segment into which it sells its products. In addition, Dr. Backes' strong financial background adds accounting expertise to both the Corporation's Board of Directors and its Audit Committee.

        Gurminder S. Bedi, 64, Director, was named such in May 2006. Mr. Bedi served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served in a variety of other managerial positions at Ford Motor Company for more than thirty years. He currently serves on the board of directors of Compuware Corporation and Actuant Corporation, and is the Managing Partner of Compass Acquisitions, LLC, a private equity firm specializing in acquisitions of small and mid-sized automotive companies. He earned a Bachelor of Science degree in Mechanical Engineering from George Washington University and a Masters of Business Administration degree from the University of Detroit. The Corporation's Board of Directors believes that it benefits from Mr. Bedi's strong technical background, as well as his extensive experience with Ford Motor Company, a global leader in the automotive industry, a key market segment into which the Corporation sells its products. The Corporation also benefits from Mr. Bedi's previous public company board experience.

        Per-Olof Loof, 61, Chief Executive Officer and Director, was named such in April 2005. Mr. Loof was previously the Managing Partner of QuanStar Group, LLC, a management consulting firm and had served in such capacity since December 2003. Prior thereto, he served as Chief Executive Officer of Sensormatic Electronics Corporation and in various management roles with Andersen Consulting, Digital Equipment Corporation, AT&T and NCR. Mr. Loof serves as a board member of Global Options, Inc. Mr. Loof also serves on several charity boards including Boca Raton Regional Hospital and the International Centre for Missing & Exploited Children. He received a "civilekonom examen" degree in economics and business administration from the Stockholm School of Economics. The Corporation's Board of Directors believes that it benefits from Mr. Loof's successful management experience with leading global companies, including his leadership of Sensormatic Electronics Corporation, a New York Stock Exchange company until its acquisition by Tyco International Ltd. in 2001. Mr. Loof's ongoing interaction with the Corporation's customers and suppliers provide the Board of Directors industry expertise and a deep understanding of the Corporation's business and operations and the economic environment in which it operates.

Continuing Directors

        Frank G. Brandenberg, 65, Chairman and Director, was named such in October 2003. Before his retirement in 2003, Mr. Brandenberg was a Corporate Vice President and Sector President of Northrop Grumman Corporation from July 2001 to December 2003. Prior to joining Northrop, he previously spent 28 years at Unisys where his last position was Corporate Vice President and President, Client/Server Systems, and then later served as the President and Chief Executive Officer of EA Industries, Inc. Mr. Brandenberg served as Senior Vice President and Group Executive with Litton Industries, Inc. from November 1999 until its acquisition by Northrop in April 2001. Mr. Brandenberg served as a director of American Mold Guard, Inc. from April 2006 to April 2008. Mr. Brandenberg is the majority owner and serves as the Chief Executive Officer of Auto-Lab Franchise Management Corporation, d/b/a Auto-Lab Complete Care Car Centers, a private company and franchiser of automotive repair and maintenance facilities, and is a Partner in Trident Auto Services, LLC, a private company which owns and operates automotive repair and maintenance facilities. He received a Bachelor of Science degree in Industrial Engineering and a Masters of Science degree in Operations Research from Wayne State University and completed the Program for Management Development at the Harvard Business School. The Corporation's Board of Directors believes that it benefits from Mr. Brandenberg's experience in high-tech component businesses as well with leading companies in the military/aerospace and computer-related industries, significant market segments into which the Corporation sells its products. The Corporation also benefits from Mr. Brandenberg's previous public company board experience.

        Joseph V. Borruso, 72, Director, was named such in March 2008. Mr. Borruso is currently the President of AOEM Consultants, LLC, a business consulting firm for automotive suppliers, and has served in such capacity since July 2005. Mr. Borruso also serves as a director of Gibbs Technologies Limited, a private company which designs and manufactures high speed amphibious vehicles for recreational and military use. He served as President and Chief Executive Officer of Hella North America, a manufacturer of automotive lighting and electronics, from 1999 through his retirement in May 2005. Prior thereto, Mr. Borruso served in various senior management positions, most recently as Executive Vice President of Sales, for the Bosch Automotive Group N.A. from 1983 to 1999. The Corporation's Board of Directors believes that it benefits from Mr. Borruso's extensive experience in the automotive supplier industry, a key market segment into which the Corporation sells its products. In addition, Mr. Borruso's international experience while at Bosch Automotive Group N.A. and Hella North America provides value from a global business perspective.

        Jacob Kotzubei, 43, Director, was named such in October 2011. Mr. Kotzubei joined Platinum Equity Advisors, LLC ("Platinum Equity") in 2002 and is a Partner at the firm. Mr. Kotzubei serves as an officer and/or director of a number of Platinum Equity's portfolio companies. Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for 4 1/2 years for Goldman Sachs' Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei serves on the board of directors for Ryerson Holding Corporation and Ryerson Inc. Mr. Kotzubei also served as a director of PNA Group, Inc. from July 2006 to August 2008 and a director of PNA Intermediate Holding Corporation from January 2007 to August 2008. Mr. Kotzubei received a Bachelor's degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law where he was elected a member of the Columbia Law Review. Mr. Kotzubei's experience in executive management oversight, private equity, capital markets, mergers and acquisitions and related transactional matters has led the Board to conclude that he has the varied expertise necessary to serve as a director of the Company.

        E. Erwin Maddrey, II, 71, Director, was named such in May 1992. Mr. Maddrey is President of Maddrey and Associates, a personal investments vehicle, and has served in such capacity since July 2000. Mr. Maddrey was President, Chief Executive Officer, and a Director of Delta Woodside Industries, a textile manufacturer, from 1984 through June 2000. Prior thereto, Mr. Maddrey served as President, Chief Operating Officer, and Director of Riegel Textile Corporation. Mr. Maddrey also serves on the board of directors for Blue Cross/Blue Shield of South Carolina and Delta Apparel Company as well as several non-profit organizations including the South Carolina Governor's School for the Arts Foundation. The Corporation's Board of Directors believes that it benefits from the broad expertise acquired by Mr. Maddrey as an officer and director in a variety of for-profit and not-for-profit organizations, including extensive financial experience which allows Mr. Maddrey to serve effectively as the Chairman of the Corporation's Audit Committee. The Corporation also benefits from Mr. Maddrey's previous public company board experience.

        Robert G. Paul, 70, Director, was named such in July 2006. Mr. Paul is the former President of the Base Station Subsystems Unit of Andrew Corporation, a global designer, manufacturer, and supplier of communications equipment, services, and systems, from which he retired in March 2004. From 1991 through July 2003, he was President and Chief Executive Officer of Allen Telecom Inc. which was acquired by Andrew Corporation during 2003. Mr. Paul joined Allen Telecom in 1970 where he built a career holding various positions of increasing responsibility including Chief Financial Officer. Mr. Paul also serves on the board of directors and audit committees for Rogers Corporation and Comtech Telecommunications Corp. He earned a Bachelor of Science degree in Mechanical Engineering from the University of Wisconsin- Madison and a Masters of Business Administration degree from Stanford University. The Corporation's Board of Directors believes that it benefits from Mr. Paul's extensive experience in the communications industry, one of the primary market segments into which the Corporation sells its products. Mr. Paul's strong financial background adds accounting expertise to both the Corporation's Board of Directors and its Compensation Committee. In addition, Mr. Paul's experience running a public company with markets throughout the world and manufacturing plants in Europe, Asia and the Americas provides a strong fit with the Corporation's global markets and operations. The Corporation also benefits from Mr. Paul's previous public company board experience.

        Joseph D. Swann, 70, Director, was named such in October 2003. Mr. Swann is the retired President of Rockwell Automation Power Systems, where he also served in a dual capacity as Senior Vice President of Rockwell Automation (the parent corporation of Rockwell Automation Power Systems) from 2000 to January 2007. Mr. Swann serves as non-executive Chairman of Integrated Power Services, LLC, a private company, and has been a member of the Clemson University Board of Trustees since 1990, where he serves on the Executive, Audit, Student Affairs and Education Policy committees and is Chair of the University's Compensation Committee. He earned a Bachelor of Science degree in Ceramic Engineering from Clemson University and a Masters of Business Administration degree from Case Western Reserve University. The Corporation's Board of Directors believes that it benefits from Mr. Swann's extensive experience in international manufacturing, marketing and sales, which has included positions in materials management, production control, quality, manufacturing and manufacturing engineering involving facilities in the United States, Mexico, China and Germany, as well as the position of plant controller for three plants at various times, culminating in his executive positions with Rockwell Automation.

        There are no family relationships among the Corporation's directors or executive officers.

Information about the Board of Directors

        On October 25, 2011, the Board of Directors increased the size of the Board to nine members and elected Jacob Kotzubei to fill the resulting vacancy.

        The Board of Directors held eight meetings (exclusive of committee meetings) during the fiscal year ended March 31, 2012. Each current director attended at least 75% of the number of meetings that they were eligible to attend during the fiscal year ended March 31, 2012 of the Board of Directors and all committees on which such director served. The Board of Directors has not adopted a formal policy with respect to directors' attendance at annual meetings of the stockholders of the Corporation. All of the Corporation's directors were in attendance at the 2011 Annual Meeting of Stockholders. In accordance with the Corporation's Corporate Governance Guidelines, Frank G. Brandenberg, as Chairman of the Board, presided over all regularly scheduled executive sessions of the non-management directors of the Corporation. The Board of Directors has established the following permanent committees, the functions and current members of which are noted below. All of the committees of the Board of Directors operate under charters, current copies of which can be found on our website at http://ir.kemet.com where you can click on the "Corporate Governance" link for each of the committee charters.

        Audit Committee.    The Audit Committee of the Board of Directors currently consists of: Mr. Maddrey (Chairman of the Audit Committee), Dr. Backes and Messrs. Borruso and Swann. All members of the Audit Committee are independent as defined in the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended ("Exchange Act"), and the listing rules of the New York Stock Exchange ("NYSE"). The Board of Directors has determined that at least one member of the Audit Committee, Mr. Maddrey, is an "audit committee financial expert" serving on the Audit Committee within the meaning of the Securities and Exchange Commission (the "SEC") rules and regulations. In addition, Dr. Backes and Messrs. Borruso and Swann also have prior financial statement experience: Dr. Backes has served at various times as president, chief executive officer, chief financial officer and treasurer in prior companies; Mr. Borruso has served as president and chief executive officer in current and prior companies; and Mr. Swann has served as president and plant controller in prior companies. Mr. Maddrey has served on audit committees with other companies. The Audit Committee, among other duties, employs the independent auditors, pre-approves all services performed by the independent auditors, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments, and reviews services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors. The Audit Committee met seven times during the fiscal year ended March 31, 2012.

        Compensation Committee.    The Compensation Committee of the Board of Directors currently consists of Mr. Paul (Chairman of the Compensation Committee), Dr. Backes and Messrs. Bedi and Borruso. All members of the Compensation Committee are independent within the meaning of the listing rules of the NYSE. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants all options to purchase Common Stock of the Corporation. The Compensation Committee met six times during the fiscal year ended March 31, 2012.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Messrs. Bedi (Chairman of the Nominating and Corporate Governance Committee), Maddrey, Paul and Swann, all of whom are independent within the meaning of the listing rules of the NYSE. The Nominating and Corporate Governance Committee is authorized to review the Corporation's governance practices, including the composition of the Board, and to make recommendations to the Board concerning nominees for election as directors, including nominees recommended by stockholders. The Nominating and Corporate Governance Committee met four times during the fiscal year ended March 31, 2012.

        A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporation's Corporate Secretary in writing with supporting material that the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Corporation's By-laws relating to stockholder nominations. Once the Nominating and Corporate Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines that additional consideration is warranted, it will engage a third-party search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against certain standards and qualifications. The Nominating and Corporate Governance Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Corporation's stockholders. In addition, pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee evaluates the prospective nominee against a set of criteria for Board membership which includes factors relating to business experience, diversity, occupation, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee determines the nominees who it will recommend to the Board.

        The Board undertook its annual review of director independence in May 2012. During this review, the Board inquired about transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also inquired about transactions and relationships between directors or their affiliates and members of the Corporation's senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

        Only one of the directors determined to be independent by the Board has a relationship with the Corporation other than as a director. In evaluating the independence of Mr. Kotzubei, the Board considered that (i) Mr. Kotzubei is a Partner of Platinum Equity Advisors, LLC and (ii) K Equity, LLC ("K Equity"), an affiliate of Platinum Equity Advisors, LLC, has a warrant representing the right to purchase 8.4 million shares of Common Stock. In determining that Mr. Kotzubei is independent, the Board favorably considered that (i) Mr. Kotzubei meets the NYSE independence tests, (ii) the NYSE does not view ownership of even a significant amount of stock, by itself, as a bar to an independence determination, (iii) the loans with K Equity have been extinguished, and (iv) the warrant rights of K Equity closely align K Equity's interests with the Corporation's stockholders.

        As a result of this review, the Board affirmatively determined that all of the directors, including the Chairman, Frank G. Brandenberg, are independent of the Corporation and its management within the meaning of the SEC's rules and regulations and the NYSE rules and regulations, with the exception of Mr. Per-Olof Loof, who is considered to be a non-independent director because he is a member of the Corporation's management.

        Board Leadership Structure.    Currently, the positions of Chairman of the Board and Chief Executive Officer of the Corporation are held by separate individuals, with Mr. Loof serving as CEO and Mr. Brandenberg serving as Chairman of the Board. The Board believes that at the current time this structure is best for the Corporation, as it allows Mr. Loof to focus on the Corporation's strategy, business and operations, while enabling Mr. Brandenberg to assist with Board matters and serve as a liaison between the Board and the Corporation's management.

        Role in Risk Oversight.    As the Corporation's principal governing body, the Board of Directors has the ultimate responsibility for overseeing the Corporation's risk management practices. According to the Corporation's Corporate Governance Guidelines, the Board of Directors' risk responsibilities include monitoring ethical behavior; monitoring compliance with laws and regulations, the Corporation's Global Code of Conduct ("Code of Conduct"), auditing and accounting principles and the Corporation's own governing documents; assessing its own effectiveness in fulfilling these and other Board responsibilities; and overseeing the procedures in place to ensure the integrity of the Corporation's financial statements. The Board of Directors believes it has in place effective processes to identify and oversee the material risks facing the Corporation and that these processes are consistent with, and provide additional support for, the current leadership structure of the Board of Directors. Certain risk management functions have been delegated to committees of the Board of Directors.

        Pursuant to the Audit Committee Charter, one of the primary roles and responsibilities of the Audit Committee is to monitor the integrity of the Corporation's financial reporting process and systems of internal controls regarding finance, accounting and associated legal compliance. Under the Audit Committee Charter, the Audit Committee will, among other responsibilities and duties:

  •
  Consider and review with management, the internal audit group and the independent public accountants the effectiveness or weakness of the Corporation's internal controls. Develop in consultation with management a timetable for implementing recommendations to correct identified weaknesses.

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  Review the coordination between the independent public accountants and internal auditors; review the risk assessment processes, scopes and procedures of the Corporation's internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives as determined by the Corporation's management and approved by the committee; and review the quality and composition of the Corporation's internal audit staff.

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  Review management's monitoring of the Corporation's compliance with laws and the Corporation's Code of Conduct and ensure that management has proper review systems in place to ensure that the Corporation's financial statements, reports and other information disseminated to governmental organizations and the public satisfy legal requirements.

        The Corporation's Chief Compliance Officer provides reports to the Audit Committee concerning activities related to the Corporation's whistleblower hotline and other compliance issues.

        The Compensation Committee reviews the Corporation's compensation policies and practices to ensure that no such practices or policies create a reasonable likelihood of a material adverse effect on the Corporation. Additional information on the process and procedures for executive compensation determinations, including the role of management and compensation consultants, is contained in "Compensation Discussion and Analysis" below. For the fiscal year ended March 31, 2012, the Compensation Committee determined that none of the Corporation's compensation policies or practices were reasonably likely to have a material adverse effect on the Corporation. In addition, pursuant to the Compensation Committee Charter, the Compensation Committee provides oversight of the Corporation's safety, health and environmental programs, including a periodic review of accident frequency and severity statistics, programs to promote safe work habits, serious statutory violations or resulting citations, and any potential legal and/or financial liabilities in excess of $100,000 that may exist due to non-compliance with any safety, health or environmental law or regulation.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee is or has been an officer or employee of the Corporation, and no executive officer of the Corporation served on the Compensation Committee or board of directors of any entity that employed any member of the Corporation's Compensation Committee or Board of Directors. In addition, no other "compensation committee interlocks" existed during the fiscal year ended March 31, 2012.

Compensation of Directors

        The compensation of the non-employee members of our Board of Directors is as follows (employee Directors are not compensated for their Board service):

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  Each director (other than the Chairman) is paid a director's fee at the annual rate of $40,000.

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  The Chairman is paid a director's fee at the annual rate of $65,000.

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  The Chairman of the Audit Committee of the Board receives an annual retainer of $12,500, and each member of the Audit Committee receives an annual retainer of $8,000.

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  The Chairman of the Compensation Committee receives an annual retainer of $8,000, and each member of the Compensation Committee receives an annual retainer of $5,000.

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  The Chairman of the Nominating and Corporate Governance Committee receives an annual retainer of $7,000, and each member of the Nominating and Corporate Governance Committee receives an annual retainer of $4,000.

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  All directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings.

  •
  Each director receives as additional compensation a fee of $1,500 per meeting for personal attendance at each Board or committee meeting, and a fee of $750 per meeting for telephonic attendance at each Board or committee meeting. In addition, each non-employee director receives an annual grant of 6,667 restricted stock units ("Director RSUs"), which vest one day prior to the Annual Meeting of Stockholders for the fiscal year in which they are issued. Upon settlement, each Director RSU is converted into a share of restricted Common Stock and delivered to the director. Prior to the grant date, each director can elect to defer the settlement of his Director RSUs beyond the vesting date to a specific later date or to the termination date of his service on the Board. Restricted shares of Common Stock that have been converted from Director RSUs are 100% vested on the date of settlement; however they are restricted and cannot be sold until 90 days after the director resigns from his position as a member of the Board or until he achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target.

        The Corporation uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Corporation considers the significant amount of time that directors expend in fulfilling their duties to the Corporation as well as the skill-level required by the Corporation of members of the Board of Directors. The Committee also examined compensation of directors at manufacturing companies with revenues comparable to the Corporation. None of the non-employee directors participate in a defined benefit plan or non-qualified deferred compensation plan sponsored or contributed to by the Corporation.

DIRECTOR COMPENSATION TABLE

        The table below provides information concerning the compensation of the Corporation's non-employee directors for the fiscal year ended March 31, 2012. The table below does not include information with respect to the Corporation's Chief Executive Officer, Mr. Loof, as he is also a Named

Executive Officer of the Corporation. Mr. Loof is not compensated for his service as a director of the Corporation. As stated above, employee directors are not compensated for their Board service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Wilfried Backes	81,000	57,936	(2)	138,936
Gurminder S. Bedi	78,250	57,936	(2)	136,186
Joseph V. Borruso	81,000	57,936	(2)	138,936
Frank G. Brandenberg	96,500	57,936	(2)	154,436
Jacob Kotzubei	22,641	25,166	(3)	47,807
E. Erwin Maddrey, II	85,375	57,936	(2)	143,311
Robert G. Paul	79,000	57,936	(2)	136,936
Joseph D. Swann	79,000	57,936	(2)	136,936

(1)
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for the following restricted stock unit grants: 6,667 Director RSUs with a grant date fair value of $57,936 granted on November 1, 2011 to each of Dr. Backes and Messrs. Bedi, Borruso, Brandenberg, Maddrey, Paul and Swann and 2,896 Director RSUs with a grant date fair value of $25,166 granted on November 1, 2011 to Mr. Kotzubei.

(2)
The aggregate number of unvested stock awards held by each of Dr. Backes, Messrs. Bedi, Borruso, Brandenberg, Maddrey, Paul, and Swann as of March 31, 2012 was 6,667 Director RSUs.

(3)
The aggregate number of unvested stock awards held by Mr. Kotzubei as of March 31, 2012 was 2,896 Director RSUs.

Stock Ownership Guidelines

        To directly align the interests of the directors with the interests of the stockholders, the Compensation Committee established guidelines stipulating whereby each director should maintain a minimum ownership interest in the Corporation. Mr. Loof as a member of management has a target to own and retain a minimum number of shares totaling in value five times his annual base salary (discussed further in the Compensation Discussion and Analysis). Non-employee directors have a target to own and retain a minimum number of shares totaling in value three times their annual retainer. The time period during which such minimum number of shares is to be acquired and retained is targeted five years from the later of (i) April 1, 2006 or (ii) the year in which such director was first elected. With the exception of Mr. Kotzubei, who has been a director for less than one year, all non-employee directors have met the ownership guideline.

        As persons with access to material non-public information regarding the Corporation, our directors are restricted in their ability to trade our securities in accordance with applicable law and the guidelines contained in our insider trading policy.

Stockholder Communication with the Board of Directors

        Stockholders and other parties interested in communicating directly with the Chairman or with the non-management directors as a group may do so by writing to Chairman of the Board of Directors, KEMET Corporation, P.O. Box 5928, Greenville, South Carolina 29606.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Corporation's officers, directors and persons who beneficially own more than 10% of a registered class of the Corporation's equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

        Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from April 1, 2011 through March 31, 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, with the following exceptions: a Form 3 relating to Mr. Kotzubei being elected to the Board was filed after the 10 day filing requirement, and a Form 4 relating to a stock award granted to Mr. Kotzubei was filed after the two business day filing requirement.

Review, Approval or Ratification of Transactions with Related Persons

        Our directors and executive officers (and other employees) are expected to adhere to the Corporation's Code of Conduct. Our Code of Conduct is available free of charge on the Corporation's website at http://ir.kemet.com where you can click on the link to "Corporate Governance," then "Highlights" and "Global Code of Conduct." In the event that any action arises or is proposed that would require a waiver of or a deviation from our Code of Conduct, or in the event that any actual or potential conflict of interest arises involving any of our directors or executive officers, our policy requires that the matter be reported to the Corporation's management. In the event of such conflicts, the director(s) or officer(s) involved, if any, shall recuse themselves from any decision affecting their personal interests.

        The Board has reviewed the following transactions, including, without limitation, for the purpose of determining the independence of Mr. Kotzubei within the meaning of the SEC's rules and regulations and the NYSE rules and regulations.

        On May 5, 2009, the Corporation entered into a credit facility with K Financing, LLC (the "Amended and Restated Platinum Credit Facility"), an affiliate of Platinum Equity Capital Partners II, L.P. The Amended and Restated Platinum Credit Facility consists of a term loan (the "Platinum Term Loan"), a line of credit loan (the "Platinum Line of Credit Loan") and a working capital loan ("Platinum Working Capital Loan") among K Financing, LLC ("K Financing"), the Corporation and certain of the Corporation's subsidiaries.

        In connection with the Amended and Restated Platinum Credit Facility, the Corporation granted K Financing a warrant to purchase up to 26,848,484 shares of the Corporation's Common Stock, representing up to 49.9% of the Corporation's outstanding Common Stock; the Warrant was subsequently transferred to K Equity, LLC ("K Equity"), an affiliate of K Financing. As a result, K Equity and certain of its affiliates are deemed to be beneficial owners of the Corporation's securities as well as "related persons" as holders of securities covered by Item 403(a) of Regulation S-K.

        In connection with the Amended and Restated Platinum Credit Facility, the Corporation entered into a Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC ("Platinum Advisors"), an affiliate of K Equity, for a term of the later of (i) June 30, 2013 and (ii) the termination of the Amended and Restated Platinum Credit Facility, pursuant to which the Corporation will pay an annual fee of $1.5 million to Platinum Advisors for certain advisory services. On May 5, 2010, the Platinum Term Loan, the Platinum Line of Credit Loan, and the Platinum Working Capital Loan were extinguished.

        On December 20, 2010, in connection with a secondary offering in which K Equity was the selling security holder, K Equity sold a portion of the Warrant representing the right to purchase 10.9 million shares of Common Stock to the underwriters of the secondary offering, who exercised their full portion of the warrant at a price of $12.80 per share in a cashless exercise and received a net settlement of 10.0 million shares of Common Stock. These shares were sold as part of a secondary offering and KEMET did not receive any of the proceeds from the transaction. On May 31, 2011, K Equity sold a portion of the Closing Warrant to Deutsche Bank Securities Inc., in connection with the offering of a total of 7 million shares of the Corporation's Common Stock, at a public offering price of $14.60 per share. K Equity retained the unsold portion of the Warrant, representing the right to purchase 8.4 million shares of Common Stock.

PROPOSAL TO RATIFY APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors, upon recommendation by the Audit Committee, has appointed Ernst & Young LLP as the independent registered public accounting firm to examine the financial statements of the Corporation for the fiscal year ending March 31, 2013 and to perform other appropriate accounting services.

        A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. During the fiscal years ended March 31, 2012 and 2011, Ernst & Young LLP served as the Corporation's independent registered public accounting firm and also provided certain tax and other audit-related services. See "Audit and Non-Audit Fees" on page 45. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the meeting, other independent registered public accounting firms will be considered by the Board of Directors upon recommendation by the Audit Committee. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Corporation and its stockholders.

        The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for the fiscal year ending March 31, 2013.

 PROPOSAL CONCERNING ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION PAID TO THE CORPORATION'S NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY" VOTE)

General Information

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our "Named Executive Officers" as disclosed in this Proxy Statement in accordance with the SEC's rules.

Summary

        We are asking our stockholders to provide advisory approval of the compensation paid to our "Named Executive Officers," which consist of our "principal executive officer," our "principal financial officer" and our "next three highest paid-executive officers" at the end of our last fiscal year ended March 31, 2012 ("fiscal year 2012"), as described in the "Compensation Discussion and Analysis" ("CD&A") section of this Proxy Statement (beginning on page 16) and the compensation tables and narrative disclosures following the CD&A.

        This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.

Highlights of our Executive Compensation Program

        We believe that our executive compensation program:

  •
  Creates stockholder value by aligning executive compensation to business objectives and overall Corporation performance;

  •
  Attracts, retains, and motivates highly-qualified executives by offering market-competitive total compensation packages;

  •
  Balances the focus on short- and longer-term performance objectives through an appropriate mix of short-term cash incentive awards and long-term awards that include equity that vests over a number of years;

  •
  Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) cash bonus and equity award, (ii) a prohibition on "short sales" of and "hedging" Corporation securities (applicable to all employees), (iii) no minimum guaranteed cash bonus payments, equity grants or base salary increases and (iv) limited perquisites; and

  •
  Has certain features that are widely considered "best practices," including employment agreement change-in-control provisions that only provide cash severance upon a change-in-control termination (i.e., a "double trigger") and do not provide for the payment of any excise tax gross-up amounts.

        In fiscal year 2012, our executive compensation programs worked as intended. Our overall performance was below our target expectations resulting in our annual incentives paying out below target for all of our Named Executive Officers other than Mr. Meeks. Our two year performance ended March 2012 was outstanding, resulting in our long term incentive paying out at the highest level.

        Consistent with these goals, and as further discussed in the CD&A, we believe the Compensation Committee of our Board of Directors has designed an executive compensation program that: (i) rewards pay-for-performance, (ii) is competitive and reasonable as compared to compensation programs adopted by the Corporation's peer group and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

Board of Directors Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE SAY-ON-PAY PROPOSAL, AS STATED BY THE FOLLOWING RESOLUTION:

  "RESOLVED, that the Corporation's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Corporation's Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal year 2012 Summary Compensation Table, and the other related tables and disclosures."

        The say-on-pay vote is advisory, and therefore not binding on the Corporation, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required

        Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

 SECURITY OWNERSHIP

        As of June 8, 2012, the Corporation's issued and outstanding Common Stock consisted of 44,907,420 shares of Common Stock. The following information with respect to the outstanding shares of Common Stock beneficially owned by each nominee for director of the Corporation, each "Named Executive Officer," or "Executive," the directors and executive officers as a group, and all beneficial owners of more than 5% of the Common Stock known to the Corporation is furnished as of June 8, 2012. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

Directors, Named Executive Officers and 5% Stockholders	Number of Shares Beneficially Owned		Percent of Class
Per-Olof Loof	445,429	(1)	1.10%
William M. Lowe, Jr.	112,782	(2)	*
Conrado Hinojosa	60,735	(3)	*
Marc Kotelon	97,045	(4)	*
Charles C. Meeks, Jr.	66,073	(5)	*
Dr. Wilfried Backes	13,333	(6)	*
Gurminder S. Bedi	20,000	(7)	*
Joseph V. Borruso	13,866	(8)	*
Frank G. Brandenberg	21,191	(9)	*
Jacob Kotzubei	—		*
E. Erwin Maddrey, II	12,095	(10)	*
Robert G. Paul	12,000	(11)	*
Joseph D. Swann	44,095	(12)	*
All Directors and Executive Officers as a group (17 persons)	1,122,254	(13)	2.50%
Cadian Capital Management, LLC	4,429,500	(14)	9.86%
Newland Capital Management, LLC	2,446,627	(15)	5.45%
Morgan Stanley	2,279,772	(16)	5.08%
K Equity, LLC	8,416,814	(17)	15.78%

*
Percentage of shares beneficially owned does not exceed one percent of class.

(1)
Includes the net amount of 298,596 restricted shares of Common Stock ("Restricted Shares") after deduction of 51,382 Restricted Shares by the Corporation to satisfy Federal withholding tax obligations. Restricted Shares cannot be sold until 90 days after termination of service with the Corporation or until the director or officer achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target.

(2)
Includes (a) the net amount of 49,213 Restricted Shares after deduction of 29,917 Restricted Shares by the Corporation to satisfy tax withholding obligations and (b) 53,333 shares subject to currently exercisable options.

(3)
Includes (a) the net amount of 27,068 Restricted Shares after deduction of 12,594 Restricted Shares by the Corporation to satisfy tax withholding obligations and (b) 26,667 shares subject to currently exercisable options.

(4)
Includes (a) the net amount of 31,628 Restricted Shares after deduction of 16,632 Restricted Shares by the Corporation to satisfy tax withholding obligations and (b) 42,084 shares subject to currently exercisable options.

(5)
Includes (a) the net amount of 24,406 Restricted Shares after deduction of 14,269 Restricted Shares by the Corporation to satisfy tax withholding obligations and (b) 39,167 shares subject to currently exercisable options.

(6)
Includes 8,333 Restricted Shares.

(7)
Includes 10,000 Restricted Shares.

(8)
Includes 8,333 Restricted Shares.

(9)
Includes 11,525 Restricted Shares.

(10)
Includes 10,762 Restricted Shares.

(11)
Includes 10,000 Restricted Shares.

(12)
Includes 10,762 Restricted Shares.

(13)
The amount shown includes 279,416 shares subject to currently exercisable options.

(14)
According to a Schedule 13G filed with the SEC on February 14, 2012 by Cadian Capital Management, LLC and Eric Bannasch, as of December 31, 2011, each reporting person has shared voting power for 4,429,500 shares and shared dispositive power for 4,429,500 shares. The address for these reporting persons is 535 Madison Avenue, 36th Floor, New York, NY 10022.

(15)
According to a Schedule 13G filed with the SEC on May 22, 2012 by Newland Capital Management, LLC, Newland Master Fund, Ltd., Ken Brodkowitz and Michael Vermut, as of May 14, 2012, each reporting person has shared voting power for 2,446,627 shares and shared dispositive power for 2,446,627 shares. The address for Newland Capital Management, LLC is 350 Madison Avenue. 8th Floor, New York, New York 10017; the address for Newland Master Fund, Ltd. is c/o Goldman Sachs (CAYMAN) Trust, Limited, P.O. Box 896, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, Cayman Islands KY1-1103; and the address for Messrs. Brodkowitz and Vermut is c/o Newland Capital Management, LLC, 350 Madison Avenue, 8th Floor, New York, New York 10017.

(16)
According to a Schedule 13G filed with the SEC on May 31, 2012 by Morgan Stanley and Morgan Stanley Capital Services LLC, as of May 15, 2012, Morgan Stanley has sole voting power for 2,273,265 shares, shared voting power for 6,241 shares and sole dispositive power for 2,279,772 shares, and Morgan Stanley Capital Services LLC has sole voting and dispositive power for 2,252,423 shares. The address for these reporting persons is 1585 Broadway, New York, NY 10036.

(17)
According to a Schedule 13D/A filed with the SEC on May 31, 2011 by K Equity, LLC, K Holdings, LLC, Platinum Equity Capital Partners II, L.P., Platinum Equity Partners II, LLC, Platinum Equity Investment Holdings II, LLC, Platinum Equity, LLC and Tom Gores, each of these reporting persons has sole voting power for 8,416,814 shares and sole dispositive power for 8,416,814 shares. The address for these reporting persons is 360 North Crescent Drive, South Building, Beverly Hills, CA 90210. This reflects the issuance of a warrant on June 30, 2009 to initially purchase 26,848,484 shares of the Corporation's Common Stock (the "Closing Warrant") to K Financing, LLC, an affiliate of Platinum Equity Capital Partners II, L.P., pursuant to the terms of the Amended and Restated Credit Agreement among K Financing, LLC, the Corporation and certain of the Corporation's subsidiaries. The Closing Warrant was subsequently transferred to K Equity, LLC ("K Equity"). On December 20, 2010, in connection with a secondary offering in which K Equity was the selling security holder, K Equity exercised a portion of the Closing Warrant representing the right to purchase 10.9 million shares of the Corporation's Common Stock to the underwriters of the secondary offering. On May 31, 2011, K Equity, sold a portion of the Closing Warrant to Deutsche Bank

  Securities Inc., in connection with the offering of a total of 7 million shares of the Corporation's Common Stock, at a public offering price of $14.60 per share. K Equity retained the remaining portion of the warrant, representing the right to purchase 8.4 million shares of the Corporation's Common Stock. For this Stockholder only, the percentage of class has been adjusted to reflect the additional 8,416,814 shares that would be issued in the event of an exercise of the remaining portion of the Closing Warrant.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

          This Compensation Discussion and Analysis ("CD&A") outlines the Corporation's executive compensation philosophy, objectives and processes. It explains the decision making process used by the Compensation Committee of our Board of Directors (the "Committee"), the reasoning behind our executive compensation program, and, more specifically, the actions the Committee took related to the compensation of the Corporation's executive officers listed below (we refer to these persons as our "Named Executive Officers" or "NEOs") for our fiscal year ended March 31, 2012:

  Per-Olof Loof—Chief Executive Officer
  William M. Lowe, Jr.—Executive Vice President and Chief Financial Officer
  Conrado Hinojosa—Executive Vice President, Tantalum Business Group
  Marc Kotelon—Senior Vice President, Global Sales
  Charles C. Meeks, Jr.—Executive Vice President, Ceramic, Film and Electrolytic Business Group

Executive Summary

Overview of our Executive Compensation Program

        The Committee believes the Corporation's compensation strategy has served our Corporation and stockholders well. Fiscal year 2012 was a year where our Named Executive Officers, as well of all of our employees and our Corporation as a whole delivered strong performances in a very competitive year. As a result, we continue to rely on a balance of the following compensation and benefit programs to attract and retain executive talent and to ensure a strong connection between executive compensation and financial performance:

  •
  Base salary (fixed compensation);

  •
  Annual bonus incentives (cash bonuses);

  •
  Long-term incentive compensation in the form of cash and restricted stock;

  •
  Perquisites and other personal benefits; and

  •
  Retirement, health and welfare benefits.

        During the first quarter (ending June 30) of each fiscal year, the Committee (i) determines base salary adjustments (if any) for our executive officers effective as of July 1st of such fiscal year, (ii) establishes the current year short- and long-term performance-based incentive compensation measures and opportunities and (iii) determines whether the performance conditions for recently-completed performance periods have been satisfied.

Key Compensation Developments and Pay for Performance Highlights in Fiscal Year 2012

        Our executive compensation is closely aligned with our corporate performance. In fiscal year 2012, our Named Executive Officers were rewarded for good performance in fiscal year 2012 and with respect to the long-term incentive plan ("LTIP") outstanding performance for the two fiscal year period ended March 31, 2012.

Fiscal Year 2012 Results

        Our executive compensation plans are aligned with our financial performance and worked as intended in the fiscal year ended March 31, 2012. The Corporation reported revenues of $984.8 million which represents the third highest yearly revenue in the history of KEMET. Our Adjusted EBITDA for the fiscal year was $128.4 million. While fiscal year 2012 performance was lower than we hoped, it still represents very good performance, resulting in our NEOs (other than Mr. Meeks) receiving annual incentive payments below target. For the two year period ended March 31, 2012, our outstanding performance resulted in our NEOs earning a maximum long-term incentive payout.

Compensation Program Philosophy and Objectives

        The Corporation's executive compensation program focuses on closely aligning compensation paid to its executive officers with the performance of the Corporation on both a short-term and long-term basis and assisting the Corporation in attracting and retaining the necessary talent. With respect to incentive compensation, the Corporation's objective is to tie variable compensation to the achievement of the organization's financial performance. As the Corporation has expanded from a North American based corporation with international sales offices to a multinational corporation with international business groups, the Corporation's compensation philosophy has evolved to attract executives with international experience and the broader skills necessary for the management of a multinational corporation. We have designed the Corporation's compensation program to:

  •
  support the financial objectives of the Corporation;

  •
  attract and retain the talent and skill level needed to grow the Corporation with a focus on an international presence;

  •
  allow flexibility in design and administration to support the ever-changing electronics industry;

  •
  provide an externally competitive compensation structure for positions of similar skill, responsibilities, and geographic location;

  •
  provide a structure that is internally fair and equitable for the skills and knowledge required to perform each individual role; and

  •
  reward executives for performance that is aligned with both the short-term and long-term objectives of the Corporation and with stockholder interests.

What the Compensation Program Is Designed to Reward

        The Corporation's compensation program is designed to align compensation with individual, team and/or organizational performance. The Committee believes that the total compensation program for executive officers is focused on enhancing corporate performance. In particular, the Committee feels that providing a portion of compensation in the form of an annual cash bonus based on achieving certain targets based on the annual business budget will enhance corporate performance. Individual performance is evaluated, and "pay for performance" governs all base salary increases. The Committee believes that executives' incentives are aligned with stockholder value creation by tying an executive's compensation to annual and long-term performance measures intended to create long-term stockholder value.

How the Corporation Structures an Executive's Total Compensation

  Role of the Committee, Executive Officers and Compensation Consultants

        The Committee is directly responsible to the Board of Directors, and through the Board to the Corporation's stockholders, for developing and administering all compensation programs for the Corporation's executives.

        In making its determinations with respect to executive compensation, the Committee is supported by Richard Vosburgh, the Corporation's Vice President and Chief Human Resources Officer. In addition, the Committee has historically engaged the services of a compensation consultant. In fiscal year 2012, the Committee retained the services of Pearl Meyer & Partners ("PM&P") to assist with its review of the compensation package of the Chief Executive Officer (the "CEO") and other executives. In addition, PM&P was retained to assist the Committee with several special projects, including benchmarking executive compensation, monitoring trends in executive and non-employee director compensation, and assisting in the preparation of the CD&A included in this proxy statement.

        The Committee retains PM&P directly, although in carrying out assignments PM&P also interacts with Corporation management when necessary and appropriate. Specifically, the Vice President and Chief Human Resources Officer interacts with the consultants to provide compensation data. In addition, PM&P may, in its discretion, seek input and feedback from the executives regarding its consulting work product prior to presentation to the Committee to confirm its alignment with the Corporation's business strategy, determine what additional data may need to be gathered, or identify other issues, if any, prior to presentation to the Committee. PM&P does not provide any services to the Corporation other than its consulting services to the Committee related to executive and director compensation.

        The Committee frequently requests the CEO to be present at Committee meetings where executive compensation and corporate performance are discussed and evaluated. The CEO is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent Committee members are allowed to vote on decisions made regarding executive compensation.

        The Committee meets with the CEO to discuss his own compensation package, but ultimately, decisions regarding the CEO's compensation are made by the Committee, meeting in executive session, without the CEO or an executive officer present, solely based upon the Committee's deliberations. Decisions regarding other executives are made by the Committee after considering recommendations from the CEO and Vice President and Chief Human Resources Officer.

  Peer Group Analyses

        The Committee has reviewed external market data compiled by PM&P to examine the total cash and equity components of the compensation package that the Corporation provides to its Named Executive Officers and non-employee directors to determine if such compensation is competitive. The Committee also reviews survey data provided by the Hay Group, Inc. ("Hay"). The information provided by PM&P and Hay is analyzed by the Committee while reviewing the competitive nature of compensation provided to the Named Executive Officers and non-employee directors.

        In making compensation decisions with respect to staff salaries, including the Named Executive Officers, the Committee maintains a standard pay range structure based on an external market analysis provided by PM&P and Hay. Pay ranges are reviewed periodically and adjustments made, as needed and within the financial capabilities of the Corporation and based on market conditions.

        In fiscal year 2012, the Committee reviewed data provided by PM&P from the most recent proxy statement then available for each of the following peer organizations. Historically, these organizations have been viewed as peer companies of the Corporation because they either manufacture capacitors or other components, compete in the same market segments or actively recruit each other's employees due to similar skill requirements.

• Amphenol Corporation	• Littelfuse, Inc.
• AVX Corporation	• MEMC Electronic Materials, Inc.
• Baldor Electric Company	• Methode Electronics, Inc.
• C&D Technologies, Inc.	• Molex Incorporated
• CTS Corporation	• Park Electrochemical Corp.
• Fairchild Semiconductor International, Inc.	• Spectrum Control, Inc.
• Greatbatch, Inc.	• Thomas & Betts Corporation
• International Rectifier Corporation	• Vishay Intertechnology, Inc.
• JDS Uniphase Corporation

  Other Factors

        Other factors considered when making individual executive compensation decisions include individual performance, objective performance, skills required to meet position specifications and the Corporation's need for a flexible and adaptable workforce. We believe that these factors allow us to attract and retain the executives with skills needed to manage a multinational corporation. Variable (incentive) compensation rewards may be team or individual performance based. Award criteria are directly tied to the Corporation's business and strategic plan. All compensation components reflect the Corporation's international focus.

  Total Compensation

        The Committee's goal is to award compensation that is reasonable and consistent with the Corporation's philosophy and objectives regarding executive compensation when all elements of potential compensation are considered. In making decisions with respect to any element of a Named Executive Officer's compensation, the Committee considers the total compensation that may be awarded to the officer, including the following principal components, each of which is discussed in more detail below:

  •
  base salary (fixed compensation);

  •
  annual bonus incentives, the amount of which is dependent on performance during the fiscal year;

  •
  long-term incentive compensation, currently in the form of cash and restricted stock based on two years of fiscal performance;

  •
  perquisites and other personal benefits; and

  •
  retirement health and welfare benefits.

        In reviewing each component of compensation and the total reward package, the Committee uses data provided by its outside advisors to review not only the level of compensation provided by the Corporation and its competition, but also the mix of compensation. The mix of compensation refers to the percentage of compensation which is allocated to each component of compensation. This allows the Committee another means of assessing the competitiveness and structure of executive compensation and ensures that the philosophies and objectives of the Corporation are being achieved.

        The Committee does not strive to pay executives at a particular position, nor provide a mix of compensation as compared to market data. Rather, the Committee uses market data to inform decisions regarding levels and the mix of total compensation.

  Stockholder Say-on-Pay Vote

        At the 2011 Annual Meeting, stockholders had the opportunity to approve, in a non-binding advisory vote, the compensation of the Company's Named Executive Officers. This is referred to as a "say-on-pay" proposal. At the 2011 Annual Meeting, our stockholders overwhelmingly supported the proposal with a favorable vote of 97.5%. The Committee believes this vote reflects general approval of the Corporation's approach to executive compensation. Therefore, the Committee did not make significant changes in the structure of the Corporation's executive compensation program in response to the 2011 say-on-pay vote. The Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for our Named Executive Officers.

        The Board has determined that the Corporation's stockholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by the Corporation's stockholders at the 2011 Annual Meeting. Accordingly, at the 2012 Annual Meeting, stockholders will again have the opportunity to indicate their views on the compensation of the Company's Named Executive Officers by an advisory "say-on-pay" vote. The Board recommends that you vote For the say-on-pay proposal at the 2012 Annual Meeting. For more information, see "PROPOSAL CONCERNING ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION PAID TO THE CORPORATION'S NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY" VOTE)" in this proxy statement.

Elements of Compensation, Why the Corporation Chooses to Pay Each Element and the Corporation's Fiscal Year 2012 Practices

Base Salary (Fixed Compensation)

        The Corporation provides Named Executive Officers with an annual base salary, taking into account an evaluation of positions based on the external market value, skills and responsibilities of a specific position. Each position is compared with similar positions within the Corporation and their market value to arrive at its relative ranking and value within the organization. The Corporation maintains a standard pay range structure based on an external market analysis of benchmark positions. Pay ranges are reviewed at least annually and adjustments made, as needed and within financial capabilities, based on the market movement of benchmark positions.

        Individuals can move upwards through their pay ranges based on individual performance, skill development and/or exhibited competencies needed for the position. Internal performance reviews are performed each year on all employees and are a factor in determining increases in compensation. Base salary may also be adjusted based on external market conditions or for promotions to positions of greater responsibility. Base salary increases are managed in a fiscally responsible manner and are not guaranteed.

        Fiscal Year 2012 Base Salary Adjustments.    The Committee made the following adjustments to the Named Executive Officers base salaries:

Executive	Fiscal Year 2011 Base Salary $	Fiscal Year 2012 Base Salary $	Adjustment $	Adjustment %
Per-Olof Loof—Chief Executive Officer	770,000	770,000	—	—
William M. Lowe, Jr.—Executive Vice President and Chief Financial Officer	460,000	485,000	25,000	5.4
Conrado Hinojosa—Executive Vice President, Tantalum Business Group	280,000	310,000	30,000	10.7
Marc Kotelon—Senior Vice President, Global Sales	410,271	443,536	33,265	8.1
Charles C. Meeks, Jr.—Executive Vice President, Ceramic, Film and Electrolytic Business Group	280,000	310,000	30,000	10.7

        Mr. Kotelon's cash compensation is provided in Swiss Francs, since he is based in KEMET's Geneva, Switzerland office. Mr. Kotelon's salaries shown above are based on the exchange rate at March 31, 2012 of CHF 1.00 to USD 1.10884. The fiscal year 2012 salaries noted above were effective as of July 1, 2011.

        When determining the appropriate adjustments the Committee also considered the following:

  •
  Mr. Loof realized no base salary adjustment in fiscal year 2012. The Committee made a substantial increase in Mr. Loof's salary in 2011 and determined no adjustment was appropriate this year.

  •
  Mr. Lowe's salary increase was based on the Committee's evaluation of his experience and performance. The Committee determined that based on these factors, Mr. Lowe's salary should be above the market median, but below the 75th percentile.

  •
  Mr. Hinojosa's salary increase included an evaluation of his performance and his prior-year base salary, which was below the market median for similarly-situated executives. The Committee also considered that Mr. Hinojosa was promoted to Executive Vice President in fiscal year 2012. Mr. Hinojosa has been critical in positioning the Corporation's Tantalum Business Group for substantial growth. After adjustment, Mr. Hinojosa's base salary remains below the market median.

  •
  Mr. Kotelon's salary increase included an evaluation of his performance and his prior-year base salary, which was below the market median for similarly-situated executives. Mr. Kotelon, as leader of the Corporation's sales organization, has led the development of sales relationships that led to revenues approaching $1 billion. After adjustment, Mr. Kotelon's base salary is between the median and 75th percentile which the Corporation believes is appropriate for an executive with Mr. Kotelon's experience who is employed in Europe.

  •
  Mr. Meeks's salary increase included an evaluation of his performance and his prior-year base salary, which was below the market median for similarly-situated executives. The Committee also considered that Mr. Meeks was promoted to Executive Vice President in fiscal year 2012. Mr. Meeks has been critical in positioning the Corporation's Ceramic, Film and Electrolytic businesses for substantial growth. After adjustment, Mr. Meeks's base salary remains below the market median.

  Annual Bonus Incentives for Named Executive Officers

        The Executive Bonus Plan ("EBP") is intended to reward executives based on the Corporation's annual financial performance. The Committee has established targets, thresholds and maximum opportunities, generally consistent with market data reviewed.

        As discussed above, the performance of the Corporation's executives led to good financial overall results in fiscal year 2012, above target levels in some businesses and below in others. Our Named Executive Officers had the following cash opportunities (and opportunity as a percentage of base salary as of July 1, 2011) under the EBP:

	Threshold Performance		Target Performance		Maximum Performance
	($)	(%)	($)	(%)	($)	(%)
Per-Olof Loof—CEO	385,000	50	770,000	100	1,540,000	200
William M. Lowe, Jr.—EVP and CFO	145,500	30	291,000	60	582,000	120
Conrado Hinojosa—EVP	93,000	30	186,000	60	372,000	120
Marc Kotelon—SVP(1)	109,950	25	219,900	50	439,800	100
Charles Meeks, Jr.—EVP	93,000	30	186,000	60	372,000	120

(1)
As EBP payments were made in May of 2012, Mr. Kotelon's incentives shown above are based on the exchange rate for April 30, 2012 of CHF 1.00 to USD 1.09952.

        The table below shows the mix of performance measures for each NEO's fiscal year 2012 EBP. As shown below, the CEO's EBP is based wholly on corporate performance. The Committee holds the CEO responsible for the overall corporate performance and believes providing the CEO with an annual bonus based entirely on the Corporation's financial performance appropriately aligns CEO annual variable compensation with corporate financial performance.

        For Named Executive Officers other than the CEO, 20% of their 2012 EBP was determined by their individual performance as evaluated by the CEO and approved by the Committee. The Committee believes linking a portion of an Executive's annual bonus to the achievement of individual performance goals provides an appropriate balance between financial and their individual performance in determining total annual variable compensation. Upon the Committee's review and Mr. Loof's suggestion the remaining NEOs were determined to have performed at an exceptional level during this past fiscal year's challenging economic environment and were awarded Maximum performance for this component of their 2012 EBP.

        In addition, 50% of the annual bonus opportunity for Messrs. Hinojosa and Meeks, who are business unit leaders, is based on the achievement of performance goals specifically tailored to their respective business units. The Committee believes this mix of company-wide and business unit specific performance measures appropriately reflects each business unit leader's impact on their business unit and the Corporation's overall performance.

Name	Corporate Performance (%)	Business Group Performance	Individual Performance (%)
Per-Olof Loof	100	N/A	—
William M. Lowe, Jr.	80	N/A	20
Conrado Hinojosa	30	50% Tantalum Business Group	20
Marc Kotelon	80	N/A	20
Charles C. Meeks, Jr.	30	50% Ceramic, Film and Electrolytic Business Group	20

        The Committee has the right to exercise discretion to reduce the EBP payout to ensure that payouts produce their desired result. The Committee may not exercise discretion to increase a payout. The Committee reviewed the EBP payouts and determined that such payouts were appropriate; accordingly, the Committee did not exercise any discretion to reduce EBP payouts for fiscal year 2012.

        The Committee established the following performance measures under the EBP for measuring the Corporation's performance in fiscal year 2012 (amounts are in millions):

Weighting (%)	Performance Target	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
50	Adjusted EBITDA	136.0	156.0	204.0	128.4
30	Free Cash Flow	97.4	112.0	146.0	108.5
20	Revenue	950.0	1,000.0	1,110.0	984.8

        The Committee established the following performance measures under the EBP for measuring the Tantalum Business Unit's performance for Mr. Hinojosa in fiscal year 2012 (amounts are in millions):

Weighting (%)	Performance Target	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
50	Adjusted EBITDA	76.8	88.0	115.2	54.1
50	Adjusted Gross Margin	105.0	121.0	157.7	87.7

        The Committee established the following performance measures under the EBP for measuring the Ceramic, Film and Electrolytic Business Unit's performance for Mr. Meeks in fiscal year 2012 (amounts are in millions, except percentages):

Weighting (%)	Performance Target	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
50	Adjusted EBITDA	59.0	68.0	88.8	74.5
50	Adjusted Gross Margin	100.0	115.0	150.5	125.7

        For the fiscal year 2012 EBP, the Committee selected the corporate and business unit performance metrics described above because they reflect the corresponding financial and operating targets in the Corporation's annual business budget for such fiscal year. In order for a minimum bonus payout to occur, the Threshold is set between 80% and 90% of Target. At the time the performance measures were established, the Committee believed that it would require a high degree of difficulty to reach the Maximum bonus payout which is set at 110% to 120% of the Target.

        For purposes of the EBP we define the various performance metrics as follows:

        "Adjusted EBITDA" is defined as net income/loss before income tax expense, interest expense, net, and depreciation and amortization, adjusted to exclude write down of long-lived assets, restructuring charges, plant start-up costs, net foreign exchange gain/loss, stock-based compensation expense, net loss on sales and disposals of assets, ERP integration costs, registration related fees and acquisition related fees.

        "Free Cash Flows" is defined as Adjusted Operating Income adjusted for: depreciation and amortization on tangible and intangible assets, the change in working capital (change in inventories, net; accounts receivable, net; and accounts payable), and less capital expenditures. Adjusted Operating Income is defined as operating income adjusted to exclude: write down of long-lived assets, restructuring charges, plant start-up costs, amortization included in interest expense, net loss on sales and disposals of assets, ERP integration costs, stock-based compensation expense, net foreign exchange gain/loss, registration related fees and acquisition related fees.

        "Revenue" is defined as net sales in accordance with U.S. GAAP.

        "Adjusted Gross Margin" is defined as Net sales (in accordance with U.S. GAAP) less cost of sales adjusted to exclude plant start-up costs and stock-based compensation expense.

        Within 90 days after completion of the fiscal year, the Committee reviews the Corporation's performance and determines each participant's bonus award. Payments of awards are paid in cash in a lump sum shortly following the Committee's approval.

        Fiscal Year 2012 Results.    Based on the Corporation's performance and where applicable, the NEO's individual performance and the NEO's business unit performance, the Named Executive Officers earned the following awards under the EBP:

Name	Target EBP ($)		Actual EBP ($)	Actual EBP as a % of Target (%)
Per-Olof Loof	770,000		333,872	43
William M. Lowe, Jr.	291,000		216,970	75
Conrado Hinojosa	186,000		106,541	57
Marc Kotelon	219,904	(1)	163,960	75
Charles C. Meeks, Jr.	186,000		201,680	108

(1)
As EBP payments were made in May of 2012, Mr. Kotelon's EBP payment amount shown above are based on the exchange rate for April 30, 2012 of CHF 1.00 to USD 1.09952.

Long-term Incentive Compensation

        The Committee believes the long-term incentive program provides executives with significant additional incentive to promote the financial success of the Corporation and attract and retain talented leadership. The Committee believes that providing equity based incentives to our executives appropriately aligns their interests with our stockholders. In the past, the Committee limited the amount of the LTIP award payable in equity due to the Corporation's low stock price, potential stockholder dilution and the limited number of shares available for grant in stockholder approved equity plans. As our stock price has risen, we have increased the portion of the long-term incentive which pays out in stock rather than cash.

  Long-Term Incentive Plan ("LTIP")—Fiscal 2011/2012 Performance Period

        The Corporation established the 2011/2012 LTIP to provide the Executives the opportunity to earn incentive compensation for the two-year period ending March 31, 2012. The 2011/2012 LTIP incentive is based on the Corporation's achievement of Adjusted EBITDA over the performance period. The Committee believes that a two-year cumulative Adjusted EBITDA performance metric is an appropriate and effective measure of the Corporation's performance. The Threshold level of performance was set at 80% of target and was considered to be an achievable goal. The Target level of performance was designed to be aggressive, but obtainable goal. The Maximum level of performance was set based on 120% of Target and thought to be realizable, but only with exceptional performance.

        The Threshold, Target and Maximum Adjusted EBITDA performance goals for the 2011/2012 LTIP are set forth below. As shown, the Corporation's performance over the two-year performance period ending March 31, 2012 far exceeded the Maximum performance goals.

Performance Measure	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
Adjusted EBITDA (in millions)	150.4	200.5	250.6	324.5

        As described in the Grants of Plan-Based Awards Table in the Corporation's 2011 proxy statement, the 2011/2012 LTIP provided the Executives would be eligible to earn incentive payments that increased depending upon Corporation's achievement of the Adjusted EBITDA performance goals described above. Based on the Corporation's outstanding performance over the two-year performance period, each Executive received payment at the Maximum payment level.

        The 2011/2012 LTIP also provided that at least 10% of any payment made under the plan would be in the form of Restricted Shares stock that cannot be sold until 90 days after the Executive terminates his employment with the Corporation, or until the Executive achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. Following the end of the 2011/2012 LTIP performance period, the Committee determined that the Executives should receive 25% of their respective payments in the form of Restricted Shares. The conversion of the cash payment to Restricted Shares was based on the share price of Common Stock on May 3, 2010 ($6.51). The Committee decided to increase the percentage of the 2011/2012 LTIP paid to the Executives in the form of Restricted Shares because it believes that providing the Executives equity compensation that must be held throughout the Executives' employment term with the Corporation further aligns their interests with those of the Corporation's common stockholders.

        The table below summarizes the payments made to the Executives under the 2011/2012 LTIP.

Name	Cash ($)	Value of Stock Received ($)	Total ($)
Per-Olof Loof	1,155,000	500,323	1,655,323
William M. Lowe, Jr.	517,500	224,171	741,671
Conrado Hinojosa	236,250	102,339	338,589
Marc Kotelon	287,868	124,699	412,567
Charles C. Meeks, Jr.	236,250	102,339	338,589

  LTIP—Fiscal 2012/2013 Performance Period

        In May 2011 the 2012/2013 LTIP was established for the two-year period ending March 31, 2013 and is substantially similar to the long-term incentive plans the Corporation established for prior years. Like the 2011/2012 LTIP, the 2012/2013 LTIP incentive is earned based on the Corporation's achieved Adjusted EBITDA over the two year period, which the Committee believes is an appropriate and effective measure of Company performance. The Threshold level of performance was set at 80% of Target and was, at the time it was established, believed to be an achievable goal. At the time the Committee determined the Target level of performance, the goal was believed to be aggressive, but obtainable goal. The Maximum level of performance was set based on 120% of target and was believed to be realizable, but only with exceptional performance. The 2012/2013 LTIP provides that up to 100% of the payments may be made in Restricted Shares of the Corporation's common stock, as determined by the Committee in its discretion, based on the Corporation's closing stock price on May 2, 2011.

        Executives were granted the following 2012/2013 LTIP opportunity:

	Percentage of Base Salary
Executive Title	Minimum (%)	Target (%)	Maximum (%)
CEO	50.0	100.0	200.0
Executive Vice Presidents	50.0	100.0	150.0
Senior Vice Presidents	37.5	75.0	112.5

        The CEO has a higher maximum 2012/2013 LTIP opportunity in order to provide him opportunity to earn above median total compensation based on market data reviewed by the Committee.

  LTIP Fiscal 2013/2014 Performance Period

        In May 2012, the 2013/2014 LTIP was established. 60% of the 2013/2014 LTIP is similar to the 2011/2012 LTIP and the 2012/2013 LTIP in that it provides the Executives the opportunity to earn incentive compensation based on the Corporation's achievement of an EBITDA performance goal for the two-year period ending March 31, 2014. 50% will be paid out at completion and the remaining 50% will be paid out one year later.

        Unlike prior years' long-term incentive plans, the Committee determined that the remaining 40% of the 2013/2014 LTIP will take the form of a grant of restricted stock units that will vest in equal annual installments over a three-year period ending March 31, 2015. The Committee believes the time-vested restricted stock units will play an important role in creating incentives for Executives to retain their employment with the Corporation.

Restricted Stock Unit ("RSU") Grant

        On January 31, 2012, the Company granted RSUs to executives including the NEOs as set forth below, which vest over a three-year period, one-third each year. The CEO also received a Restricted Shares grant on March 28, 2012 for 50,000 shares of restricted stock with a value of $454,500 (discussed below). These Restricted Shares cliff vest on June 30, 2017. 50% will be paid out at completion and the remaining 50% will be paid out one year later.

Name	Number of RSUs (#)	Value of RSUs ($)
William M. Lowe, Jr.	25,000	229,750
Conrado Hinojosa	25,000	229,750
Marc Kotelon	20,000	183,800
Charles C. Meeks, Jr.	25,000	229,750

        In deciding to make these awards, the Committee considered the outstanding equity held by management, the fact that 100% of the long-term incentive grants are performance based and the cyclical nature of the Company's business. The Committee also reviewed the amount of unvested equity held by management. As the Company transitions to a mix of performance based LTIP and time based RSUs beginning in fiscal 2013, the Committee decided that an RSU grant is appropriate to address retention concerns. The size of the grants was based on an amount that the Committee determined to be material to the executive, but less than the annual grant value. The Committee considers this grant to be a one-time grant as the Company migrates the LTIP to include a retentive based component.

  Perquisites and Other Personal Benefits

        The Corporation provides Named Executive Officers with limited perquisites and other personal benefits that the Committee believes are reasonable and consistent with the overall executive compensation program to better enable the Corporation to attract and retain superior employees for key positions. Mr. Loof and Mr. Hinojosa received reimbursement for airline and other club dues. Mr. Loof is also reimbursed for certain phone and internet service expenses, and Messrs. Hinjosa, Kotelon and Meeks are provided with a company car or auto allowance.

        In addition, to the perquisites described above, the Named Executive Officers received certain other perquisites generally relating to their travel on behalf of the Corporation, required business related travel for spouse and phone and internet service outside of their primary residence, as more fully described in the footnotes to the Summary Compensation Table below.

Retirement, Health and Welfare Benefits

        Executives participate in the same retirement, health and welfare benefits as other employees. Other than the supplemental retirement savings plans described below, no supplemental programs are provided to the Named Executive Officers.

Deferred Compensation Plan for Key Managers

        With the exception of Mr. Kotelon, the Named Executive Officers, in addition to certain other U.S.-based eligible executives, are entitled to participate in the Deferred Compensation Plan for Key Managers (the "DCP"). Participants in the DCP can defer up to 75% of their total compensation on a pre-tax basis during any fiscal year. At the participant's election, the Corporation will match an amount equal to 100% of the first six percent of compensation that a participant elects to defer. Benefits under the DCP are paid no earlier than at the beginning of the year following the executive's retirement or termination of employment. Named Executive Officers can participate in either the DCP or the Corporation's 401(k) retirement savings plan or both; however, the aggregate match provided by the Corporation under both plans and the Executive Secured Benefit Plan (described below) cannot exceed six percent of compensation in any given calendar year.

        The Committee believes that the DCP offers its Named Executive Officers an opportunity to save on a tax-advantaged basis for their retirement and helps attract and retain key personnel.

Executive Secured Benefit Plan

        On December 21, 2010, the Committee adopted the KEMET Executive Secured Benefit Plan (the "Secured Benefit Plan"). The Secured Benefit Plan, which became effective January 1, 2011, is an after-tax non-qualified retirement plan for select highly-compensated employees of the Corporation. The Secured Benefit Plan supplements the Corporation's two existing pre-tax deferred compensation plans—the DCP and the 401(k) retirement savings plan.

        The Secured Benefit Plan allows participants to make after-tax contributions that are placed in an institutional life insurance policy that is owned by the participant with investment options in a variety of mutual funds. Each participant may elect to make contributions to the Secured Benefit Plan in an amount not to exceed 50% of his or her base salary plus 50% of his or her EBP incentive compensation; provided, however, the participant's initial contribution must equal at least $5,000. There are no minimum contributions in subsequent years. The Corporation will match an amount equal to 100% of the first six percent of compensation that a participant elects to contribute to the Secured Benefit Plan, though this amount is reduced to account for any contributions made to the DCP or 401(k) retirement savings plan. The participant's contributions to the Secured Benefit Plan are made on an after-tax basis and any Corporation matching contributions are taxable income to the participant for the year in which such contributions are made on behalf of the participant. Each participant is responsible for all federal, state and local taxes on such contributions. In addition, all policy premiums and fees are paid by the participant.

        Unlike the DCP or 401(k) retirement savings plan, the Secured Benefit Plan allows participants to withdraw up to 100% of their contributions in the life insurance policy, subject to minor fees, while actively employed or following termination of employment. Upon death, the estate of the participant will receive a death benefit equal to the amount of the original life insurance policy, minus any distributions.

        The Committee believes the Secured Benefit Plan provides participants with an attractive alternative method for retirement planning and helps attract and retain key management personnel.

Individual Agreements with Named Executive Officers

        With the exception of our CEO, Mr. Loof, none of our Named Executive Officers are employed pursuant to employment agreements. The material terms of Mr. Loof's employment agreement (the "Agreement") are described below in the narrative description to the Summary Compensation Table and the Grants of Plan-Based Awards Table.

        The Board believes that the Agreement benefits the Corporation by providing continuity for the Corporation's senior executive and setting up a timetable for orderly succession planning. On March 28, 2012, KEMET and Mr. Loof agreed to amend his employment agreement to extend Mr. Loof's employment term through June 2017. The amendment also revised the special long-term incentive plan applicable during the last year of Mr. Loof's employment term (the "Special LTIP") to reflect the extended term of the agreement. The Special LTIP now covers the period April 1, 2016 through June 30, 2017. In addition, the Corporation agreed to grant to Mr. Loof 50,000 Restricted Shares. All of these Restricted Shares will cliff-vest on June 30, 2017.

        The Committee believes continuing Mr. Loof's employment through June of 2017 provides appropriate continuity through an important phase of the Company's growth. Therefore, the Committee believes that the amendment to Mr. Loof's Agreement, including the revised Special LTIP and the grant of Restricted Shares was an important step to ensure the retention of Mr. Loof.

Change in Control Severance Compensation Agreements

        The Committee previously entered into Change in Control Severance Compensation Agreements (the "Change in Control Agreements") with each of its Named Executive Officers that were originally set to expire on July 27, 2011; however the Corporation renewed each of these agreements for an additional three-year period and they are now scheduled to expire on July 27, 2014. The Committee believed extending the term of the Change in Control Agreements was in the Corporation's best interests in order to ensure that in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. The material terms of the Change in Control Agreements are set forth in the section titled Potential Payments Upon Termination or Change-in-Control.

Tax and Accounting Implications

        Section 162(m) of the Code prohibits the Corporation from deducting compensation paid in any year to its CEO and each other Named Executive Officer whose compensation is reported in the Summary Compensation Table for such year by reason of being among the three most highly compensated officers for that year, other than the Chief Financial Officer, in excess of $1 million, but does not subject performance-based compensation to this limit.

        The Committee continues to emphasize performance-based compensation for executives and thus minimize the effect of Section 162(m). However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for the Corporation's success. Consequently, in any year the Committee may authorize nonperformance-based compensation in excess of $1 million. The Committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances.

Stock Ownership Guidelines

        To directly align the interests of the Named Executive Officers with the interests of the stockholders, the Committee established guidelines stipulating that each Named Executive Officer should maintain a minimum ownership interest in the Corporation. The amount to be retained varies depending upon the Named Executive Officer's position. The CEO has a target to own and retain a minimum number of shares totaling in value five times his annual base salary while all other Named Executive Officers are to own and retain a minimum number of shares totaling in value no less than three times their annual base salary. The time period during which such minimum number of shares is to be acquired and retained is targeted five years from the later of (i) April 1, 2006 or (ii) the year in which such executive officer was hired or promoted to executive officer status. Because of our limited use of equity in our long-term incentive plans, some of our executives have not achieved their ownership guidelines. Until these targets are achieved, these executives may not sell any Restricted Shares acquired through grant from the Corporation As persons with access to material non-public information regarding the Corporation, our Named Executive Officers, like all of our employees and directors, are restricted in their ability to trade our securities in accordance with applicable law and the guidelines contained in our Code of Conduct.

Stock Holding Requirements

        Until July 26, 2011 the Corporation required that all performance-based equity awards received by Named Executive Officers be held until 90 days following the individual's termination of employment with the Corporation. However, the Committee has approved a change to this policy, effective July 26, 2011, such that any profit shares, defined as net shares after paying taxes, must be held until the grantee's targets under the Corporation's stock ownership guidelines are met. The Committee determined that requiring Named Executive Officers to hold all Restricted Shares and other performance-based equity awards until their employment terminates does not provide individuals with an opportunity to benefit from performance-based equity grants and that the stock ownership guidelines were appropriate for ensuring Named Executive Officers hold an appropriate level of shares of the Corporation's common stock.

Management of Executive Compensation-Related Risk

        The Corporation's executive compensation program is designed to create incentives for its executives to achieve its annual and longer-term business objectives. The Committee considers how the individual elements of executive compensation and the executive compensation program as a whole could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term stockholder value. In order to address this potential risk, the Committee annually reviews the risk characteristics of the Corporation's executive compensation programs generally and considers methods for mitigating such risk. The Committee considers the following characteristics of the Corporation's executive compensation program as factors that help mitigate risk:

  •
  The Committee has the authority to reduce long-term incentive plan awards or pay no award at all;

  •
  Significant amounts of long-term incentive awards have been performance-based, which aligns compensation with stockholder value;

  •
  Overall compensation is balanced between fixed and variable pay, and variable pay is linked both to annual performance and performance over multi-year periods;

  •
  Named Executive Officers have received time-vesting RSU awards designed to promote long-term retention and which help mitigate inappropriate short-term risk taking and help to align management and stockholder interests;

  •
  Performance goals for both annual and long-term incentive arrangements are not unduly aggressive;

  •
  A consistent compensation philosophy is applied year-over-year and does not change significantly with short-term changes in business conditions; and

  •
  Open dialogue among management, outside advisors, the Committee and the Board regarding executive compensation practices and policies and the appropriate incentives to use in achieving short-term and long-term performance target.

 REPORT OF THE COMPENSATION COMMITTEE

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Corporation's Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

Submitted by:	Robert G. Paul, Chairman
Gurminder S. Bedi Dr. Wilfried Backes Joseph V. Borruso Members of the Committee

 SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation earned by each of the Named Executive Officers for each of the last three fiscal years.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All-Other Compensation ($)(3)	Total ($)
Per-Olof Loof	2012	770,000		—	454,500		—	1,989,195	(4)	—		92,616	3,306,311
Chief Executive Officer	2011	770,000		—	—		—	3,832,795	(5)	—		126,671	4,729,466
	2010	555,750		—	374,500	(6)	208,412	1,134,900		—		126,251	2,399,813
William M. Lowe, Jr.(7)	2012	478,750		—	229,750		—	958,641	(7)	—		14,175	1,681,316
Executive Vice President and	2011	454,808		—	—		—	1,727,795	(8)	—		70,915	2,253,518
Chief Financial Officer	2010	380,000		—	—		15,606	456,000		—		48,635	900,241
Conrado Hinojosa	2012	302,500		—	229,750		—	445,130	(9)	—		25,008	1,002,388
Executive Vice President,	2011	281,940		—	—		—	831,151	(10)	—		31,170	1,144,261
Tantalum Business Group	2010	237,500		—	—		15,606	243,750		—		20,417	517,273
Marc Kotelon	2012	450,289	(11)	—	183,800		—	576,527	(12)	96,082	(13)	37,244	1,343,942
Senior Vice President,	2011	372,115	(11)	—	—		—	1,225,813	(14)	127,736	(13)	33,393	1,759,057
Global Sales	2010	299,803	(11)	—	—		15,606	301,570		44,087	(13)	28,830	689,896
Charles C. Meeks, Jr.	2012	302,500		—	229,750		—	540,269	(15)	—		51,402	1,123,921
Executive Vice President,	2011	271,212		—	—		—	809,103	(16)	—		44,402	1,124,717
Ceramic, Film and Elecrolyic Business	2010	228,000		—	—		15,606	236,400		—		25,120	505,126
Group

(1)
Amounts reflected under "Salary" for the fiscal year ended March 31, 2010 include a 10% salary reduction effective for the period April 1, 2009 through October 1, 2009.

(2)
Amounts reflected under the "Stock Awards" and "Option Awards" columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The disclosed amounts assume the target was achieved.

(3)
All other compensation for each of the Named Executive Officers for fiscal 2012 consists of the following:

Name	Corporate Contributions to Retirement and 401(k) Plans ($)		Club Dues ($)	Company Car ($)		Tax Reimbursements ($)	Other ($)		Total ($)
Per-Olof Loof	65,532		1,506	—		—	25,578	(a)	92,616
William M. Lowe, Jr.	14,175		—	—		—	—		14,175
Conrado Hinojosa	19,792		375	2,980		—	1,861		25,008
Marc Kotelon	28,697	(b)	—	8,546	(c)	—	—		37,244
Charles C. Meeks, Jr.	27,251		—	10,851		—	13,300	(d)	51,402

(a)
Includes $19,133 for business related travel for spouse in connection with the annual achievement meeting, $4,229 for phone and internet service and the remainder is primarily related to business travel expenses.

(b)
For purposes of presenting in U.S. dollars and as a result of Corporate contributions being made in May of 2012, we have used the ECB reference rate for Swiss Francs on April 30, 2012, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each business day. The ECB reference rate used above is CHF 1.00 to USD 1.09952.

(c)
For purposes of presenting in U.S. dollars, we have used the 12-month average of the ECB month-end reference rates for Swiss Francs, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each business day. The ECB reference rate used above for the fiscal year ended March 31, 2012 is CHF to USD 1.1441.

(d)
Includes $12,773 for business related travel for spouse in connection with the annual achievement meeting, the remainder is primarily related to business travel expenses.
(4)
The amount shown reflects awards under the EBP for fiscal year 2012 ($338,800) and the 2011/2012 LTIP ($1,655,323). The 2011/2012 LTIP amount reflects the total amount of cash plus the value of 59,139 shares Mr. Loof received on or shortly after May 1, 2012. As per the terms of Mr. Loof's 2011/2012 LTIP performance award notice, the Compensation Committee converted 25% of Mr. Loof's award into Restricted Shares based on the share price of Common Stock on May 3, 2010 ($6.51). Although these Restricted Shares were 100% vested on the date of payment, they cannot be sold until 90 days after termination of service with the Corporation or until Mr. Loof achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. The value of the Restricted Shares is based on the Closing Stock price on May 1, 2012 ($8.46).

(5)
The amount shown reflects awards under the EBP for fiscal year 2011 ($1,540,000) and the 2010/2011 LTIP ($2,292,789). The 2010/2011 LTIP amount reflects the total amount of cash plus the value of the 102,632 shares Mr. Loof received which were valued on July 27, 2011. As per the terms of Mr. Loof's 2010/2011 LTIP performance award notice and following the approval of the 2011 Omnibus Equity Incentive Plan by our stockholders, the Compensation Committee converted 15% of Mr. Loof's award into Restricted Shares based on the share price of Common Stock on July 28, 2009 ($1.71). Although these Restricted Shares were 100% vested on the date of payment, they cannot be sold until 90 days after termination of service with the Corporation or until Mr. Loof achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. The 2010/2011 LTIP amount shown above reflects a conversion of 15% of Mr. Loof's award into Restricted Shares. The value of the Restricted Shares is based on the Closing Stock price on July 27, 2011 ($12.65).

(6)
Amount reflects 16,667 Restricted Shares that were granted to Mr. Loof on April 6, 2009 pursuant to his March 21, 2005 employment letter and July 24, 2007 employment agreement, and 83,333 Restricted Shares that were granted to Mr. Loof on January 27, 2010 pursuant to his 2010 Agreement which vest in 50% increments on June 30, 2014 and June 30, 2015, respectively.

(7)
The amount shown reflects awards under the EBP for fiscal year 2012 ($216,970) and the 2011/2012 LTIP ($741,671). The 2011/2012 LTIP amount reflects the total amount of cash plus the value of 26,498 shares Mr. Lowe received on or shortly after May 1, 2012. As per the terms of Mr. Lowe's 2011/2012 LTIP performance award notice, the Compensation Committee converted 25% of Mr. Lowe's award into Restricted Shares based on the share price of Common Stock on May 3, 2010 ($6.51). Although these Restricted Shares were 100% vested on the date of payment, they cannot be sold until 90 days after termination of service with the Corporation or until Mr. Lowe achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. The value of the Restricted Shares is based on the Closing Stock price on May 1, 2012 ($8.46).

(8)
The amount shown reflects awards under the EBP for fiscal year 2011 ($552,000) and 2010/2011 LTIP ($1,175,795). The 2010/2011 LTIP amount reflects the total amount of cash plus the value of the 52,632 shares Mr. Lowe received which were valued on July 27, 2011. As per the terms of Mr. Lowe's 2010/2011 LTIP performance award notice and following the approval of the 2011 Omnibus Equity Incentive Plan by our stockholders, the Compensation Committee converted 15% of Mr. Lowe's award into Restricted Shares based on the share price of Common Stock on July 28, 2009 ($1.71). Although these Restricted Shares were 100% vested on the date of payment, they cannot be sold until 90 days after termination of service with the Corporation or until Mr. Lowe achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. The 2010/2011 LTIP amount shown above reflects a conversion of 15% of Mr. Lowe's award into Restricted Shares. The value of the Restricted Shares is based on the Closing Stock price on July 27, 2011 ($12.65).

(9)
The amount shown reflects awards under the EBP for fiscal year 2012 ($106,541) and the 2011/2012 LTIP ($338,589). The 2011/2012 LTIP amount reflects the total amount of cash plus the value of 12,097 shares Mr. Hinojosa received on or shortly after May1, 2012. As per the terms of Mr. Hinojosa's 2011/2012 LTIP performance award notice, the Compensation Committee converted 25% of Mr. Hinojosa's award into Restricted Shares based on the share price of Common Stock on May 3, 2010 ($6.51). Although these Restricted Shares were 100% vested on the date of payment, they cannot be sold until 90 days after termination of service with the Corporation or until Mr. Hinojosa achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. The value of the Restricted Shares is based on the Closing Stock price on May 1, 2012 ($8.46).

(10)
The amount shown reflects awards under the EBP for fiscal year 2011 ($280,000) and the 2010/2011 LTIP ($551,151). The 2010/2011 LTIP amount reflects the total amount of cash plus the value of the 24,671 shares Mr. Hinojosa received which were valued on July 27, 2011. As per the terms of Mr. Hinojosa's 2010/2011 LTIP performance award notice and following the approval of the 2011 Omnibus Equity Incentive Plan by our stockholders, the Compensation Committee converted 15% of Mr. Lowe's award into Restricted Shares based on the share price of Common Stock on July 28, 2009 ($1.71). Although these Restricted Shares were 100% vested on the date of payment, they cannot be sold until 90 days after termination of service with the Corporation or until Mr. Hinojosa achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. The 2010/2011 LTIP amount shown above reflects a conversion of 15% of Mr. Hinojosa's award into Restricted Shares. The value of the Restricted Shares is based on the Closing Stock price on July 27, 2011 ($12.65).

(11)
For purposes of presenting in U.S. dollars, for each applicable fiscal year, we have used the 12-month average of the ECB month-end reference rates for Swiss Francs, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each business day. The ECB reference rate used above for the fiscal year ended March 31, 2010, the rate is CHF 1.00 to USD 0.93987; for fiscal year ended March 31, 2011, the rate is CHF 1.00 to USD 1.0924; and for fiscal year ended March 31, 2012, the rate is CHF 1.00 to USD 1.1441.

(12)
The amount shown reflects awards under the EBP for fiscal year 2012 ($163,960) and 2011/2012 LTIP ($412,567). The EBP amount is based upon the exchange rate on April 30, 2012 of CHF 1.00 to USD 1.09952. The 2011/2012 LTIP amount reflects the total amount of cash plus the value of 14,740 shares Mr. Kotelon received on or shortly after May 1, 2012. As per the terms of Mr. Kotelon's 2011/2012 LTIP performance award notice, the Compensation Committee converted 25% of Mr. Kotelon's award into Restricted Shares based on the share price of Common Stock on May 3, 2010 ($6.51). Although these Restricted Shares were 100% vested on the date of payment, they cannot be sold until 90 days after termination of service with the Corporation or until Mr. Kotelon achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. The value of the Restricted Shares is based on the Closing Stock price on May 1, 2012 ($8.46).

(13)
We have used the ECB reference rate for Swiss Francs, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each business day. The ECB reference rate used above for March 31, 2012 is CHF 1.00 to USD 1.10884; for March 31, 2011 is CHF 1.00 to USD 1.0924; for March 31, 2010 is CHF 1.00 to USD .9442. For fiscal year 2012, the change in value includes $6,375 increase related to the change in the exchange rate. For fiscal year 2011, the change in value includes $46,444 increase related to the change in the exchange rate. For fiscal year 2010, the change in value includes $47,579 decrease related to the change in the exchange rate.

(14)
The amount shown reflects awards under the EBP for fiscal year 2011 ($433,603) and 2010/2011 LTIP ($792,210). The EBP amount is based upon the exchange rate on May 31, 2011 (date paid) of CHF 1.00 to USD 1.1719. The 2010/2011 LTIP amount is based upon the exchange rate on July 31, 2011 of CHF 1.00 to USD 1.2489. The 2010/2011 LTIP amount reflects the total amount of cash plus the value of the 31,055 shares Mr. Kotelon received which were valued on July 27, 2011. As per the terms of Mr. Kotelon's 2010/2011 LTIP performance award and following the approval of the 2011 Omnibus Equity Incentive Plan by our stockholders, the Compensation Committee converted 15% of Mr. Kotelon's award into Restricted Shares based on the share price of Common Stock on July 28, 2009 ($1.71). Although these Restricted Shares were 100% vested on the date of payment, they cannot be sold until 90 days after termination of service with the Corporation or until

  Mr. Kotelon achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. The 2010/2011 LTIP amount shown above reflects a conversion of 15% of Mr. Kotelon's award into Restricted Shares. The value of the Restricted Shares is based on the Closing Stock price on July 27, 2011 ($12.65).

(15)
The amount shown reflects awards under the EBP for fiscal year 2012 ($201,680) and the 2011/2012 LTIP ($338,589). The 2011/2012 LTIP amount reflects the total amount of cash plus the value of 12,097 shares Mr. Meeks received on or shortly after May 1, 2012. As per the terms of Mr. Meeks' 2011/2012 LTIP performance award notice, the Compensation Committee converted 25% of Mr. Meeks' award into Restricted Shares based on the share price of Common Stock on May 3, 2010 ($6.51). Although these Restricted Shares were 100% vested on the date of payment, they cannot be sold until 90 days after termination of service with the Corporation or until Mr. Meeks achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. The value of the Restricted Shares is based on the Closing Stock price on May 1, 2012 ($8.46).

(16)
The amount shown reflects awards under the EBP for fiscal year 2011 ($280,000) and 2010/2011 LTIP ($529,103). The 2010/2011 LTIP amount reflects the total amount of cash plus the value of the 23,684 shares Mr. Meeks received which were valued on July 27, 2011. As per the terms of Mr. Meeks' 2010/2011 LTIP performance award notice provides and following the approval of the 2011 Omnibus Equity Incentive Plan by our stockholders, the Compensation Committee converted 15% of Mr. Lowe's award into Restricted Shares based on the share price of Common Stock on July 28, 2009 ($1.71). Although these Restricted Shares were 100% vested on the date of payment, they cannot be sold until 90 days after termination of service with the Corporation or until Mr. Meeks achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. The 2010/2011 LTIP amount shown above reflects a conversion of 15% of Mr. Meeks' award into Restricted Shares. The value of the Restricted Shares is based on the Closing Stock price on July 27, 2011 ($12.65).

 GRANTS OF PLAN-BASED AWARDS TABLE

        The table below summarizes the total of each grant of an award made to a Named Executive Officer in the fiscal year ended March 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock of Units (#)
						Grant Date Fair Value of Stock Awards ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Per-Olof Loof
2012/2013 LTIP(1)	N/A	385,000	770,000	1,540,000	—	—
2012 EBP(2)	N/A	385,000	770,000	1,540,000	—	—
Restricted Shares	03/28/12	—	—	—	50,000	454,500
William M. Lowe, Jr.
2012/2013 LTIP(1)	N/A	242,500	485,000	727,500	—	—
2012 EBP(2)	N/A	145,500	291,000	582,000	—	—
Restricted Shares	01/31/12	—	—	—	25,000	229,750
Conrado Hinojosa
2012/2013 LTIP(1)	N/A	155,000	310,000	465,000	—	—
2012 EBP(2)	N/A	93,000	186,000	372,000	—	—
Restricted Shares	01/31/12	—	—	—	25,000	229,750
Marc Kotelon
2012/2013 LTIP(1)	N/A	166,326	332,652	498,978	—	—
2012 EBP(2)	N/A	109,950	219,900	439,800	—	—
Restricted Shares	01/31/12	—	—	—	20,000	183,800
Charles C. Meeks, Jr.
2012/2013 LTIP(1)	N/A	155,000	310,000	465,000	—	—
2012 EBP(2)	N/A	93,000	186,000	372,000	—	—
Restricted Shares	01/31/12	—	—	—	25,000	229,750

(1)
The 2012/2013 LTIP entitles the participants to receive Restricted Shares up to 100% of the award earned, shares that cannot be sold until 90 days after termination of service with the Corporation or until the Named Executive Officer achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target. The amounts above reflect the total amount of cash and do not approximate the value of the shares of the Common Stock that may be received. The portion of these awards which may be converted at the discretion of the Committee into Restricted Shares will be based on the share price of Common Stock on May 2, 2011 ($15.61). Mr. Kotelon's 2012/2013 LTIP amounts are based on the exchange rate for March 31, 2012 of CHF 1.00 to USD 1.10884.

(2)
The 2012 EBP allowed the Named Executive Officers to receive a cash award based on the fiscal year 2012 performance of the Corporation, the officer's Business Unit, and/or the officer's individual performance, as further described in the Compensation Discussion and Analysis under the heading, "Annual Bonus Incentives for Named Executive Officers." The threshold, target and maximum performance levels reflected in this table represent the range of amounts each of the Named Executive Officers was eligible to earn based on fiscal year 2012 performance. Actual payouts under the 2012 EBP were at or below target each of the Named Executive Officers (other than Mr. Meeks) and are reported in the Summary Compensation Table above. Mr. Kotelon's 2012 EBP amounts, which were paid in May 2012, are based on the exchange rate for April 30, 2012 of CHF 1.00 to USD 1.09952

Employment Agreements and Other Individual Agreements with Named Executive Officers

  Employment Agreement with CEO

        Mr. Loof, our CEO, is employed pursuant to an employment agreement (the "Agreement"). The Board believes that the Agreement benefits the Corporation by providing continuity for the Corporation's senior executive and setting up a timetable for orderly succession planning. Key terms of the Agreement are as follows:

  •
  The Agreement has a term of April 1, 2010 through June 30, 2015. As described below, the Corporation and Mr. Loof have agreed to an amendment (the "Amendment") which extends the term of the Agreement to June 30, 2017.

  •
  Salary of $770,000 subject to increases at the discretion of the Board.

  •
  Mr. Loof is eligible to participate in the Corporation's health and insurance coverage plan, existing short-term incentive compensation program, long-term incentive compensation program, and the Corporation's deferred compensation plans (described below), in each case as such plans are generally available to other executive officers of the Corporation.

  •
  Subject to his continued employment through a specified date, Mr. Loof will be entitled to participate in a special 15-month long-term incentive compensation program ("Special LTIP") covering the final 15 months of his Agreement term. The Special LTIP is similar to the Corporation's LTIP described above and available to other Named Executive Officers, but it is prorated to reflect a 15 month period. While participating in the Special LTIP Mr. Loof will not be eligible for any other long-term incentive compensation awards. The Amendment changed the Special LTIP to reflect the extended term of the Agreement. As long as Mr. Loof is employed as CEO on April 1, 2016 and has been continuously employed by the Corporation from March 28, 2012 through such date, Mr. Loof will be entitled to participate in the Special LTIP covering the period April 1, 2016 through June 30, 2017.

  •
  The Agreement will terminate (i) immediately upon Mr. Loof's resignation, death or disability or (ii) upon notice of termination by the Corporation at any time, with or without "cause" (as defined in the Agreement).

  •
  Mr. Loof will be entitled to certain severance payments upon his termination of employment without cause or upon his resignation for good reason, including a termination without cause or resignation for good in connection with a change in control. Please refer to the section titled "Potential Payments upon Termination or Change-in-Control" for a description of these payments.

  •
  If Mr. Loof is terminated by the Corporation for cause or if Mr. Loof resigns (other than for "good reason"), he will be entitled to receive only his base salary through the date of termination or resignation and will not be entitled to receive any other salary, compensation or benefits from the Corporation or its subsidiaries, except as otherwise specifically provided for under the Corporation's employee benefit plans or as otherwise expressly required by applicable law.

  •
  In the event of Mr. Loof's disability or death, Mr. Loof or his heirs, as applicable, will be entitled to receive only his base salary through the date of such an event and any annual bonus for a completed fiscal year that has not yet been paid.

  •
  The Agreement contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Mr. Loof's employment and for a minimum of twelve months after any termination thereof.

  Extended Employment Agreement with CEO

        On March 28, 2012, the Corporation and Mr. Loof agreed to amend the Agreement to extend Mr. Loof's employment through June 2017. In addition to the changes noted above, the Amendment provides to Mr. Loof a grant of 50,000 Restricted Shares that will cliff-vest on June 30, 2017, provided Mr. Loof remains in the continuous employment with the Corporation through that date. The amendment also makes certain changes to the severance payable to Mr. Loof upon his termination of employment. These payments are described in greater detail in the section titled "Potential Payments upon Termination or Change-in-Control."

  Other Agreements with Named Executive Officers

        The Corporation has entered into Change in Control Severance Compensation Agreements with each of its Named Executive Officers. Please refer to the section titled "Potential Payments upon Termination or Change-in-Control" for information concerning these agreements.

Long-Term Incentive Awards

        The Corporation has granted long-term incentive awards to each of its Named Executive Officers. The material terms of these awards are set forth in CD&A and the Grants of Plan-Based Awards Table.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

        The table below summarizes the awards under the Corporation's equity incentive plans for each Named Executive Officer outstanding as of March 31, 2012.

	Option Awards						Stock Awards
										Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
									Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
								Market Value of Shares or Units of Stock That Have Not Vested ($)
							Number of Shares or Units of Stock That Have Not Vested (#)
	Number of Securities Underlying Unexercised Options (#)
				Option Exercise Price ($)
					Option Expiration Date
Name	Exercisable	Unexercisable
Per-Olof Loof	—	83,333	—	24.15	—	(1)	—	—	—	—
	—	83,333	—	4.38	—	(2)	83,333	1,235,833	—	—
	—	—	—	—	—	(3)	50,000	454,500	—	—
William M. Lowe, Jr.	20,000	—	—	1.71	7/28/2019		—	—	—	—
	33,333	—	—	8.31	7/14/2018		—	—	—	—
	—	—	—	—	—	(3)	25,000	229,750	—	—
Conrado S. Hinojosa	16,667	—	—	20.46	6/21/2015		—	—	—	—
	3,333	—	—	23.28	10/29/2014		—	—	—	—
	5,000	—	—	38.31	10/24/2013		—	—	—	—
	1,667	—	—	27.09	11/15/2012		—	—	—	—
	—	—	—	—	—	(3)	25,000	229,750	—	—
Marc Kotelon	20,000	—	—	1.71	7/28/2019		—	—	—	—
	16,667	—	—	20.46	6/21/2015		—	—	—	—
	1,667	—	—	23.28	10/29/2014		—	—	—	—
	2,500	—	—	38.31	10/24/2013		—	—	—	—
	1,250	—	—	27.09	11/15/2012		—	—	—	—
	—	—	—	—	—	(3)	20,000	183,800	—	—
Charles C. Meeks, Jr.	15,000	—	—	1.71	7/28/2019		—	—	—	—
	16,667	—	—	20.46	6/21/2015		—	—	—	—
	3,333	—	—	23.28	10/29/2014		—	—	—	—
	2,500	—	—	38.31	10/24/2013		—	—	—	—
	1,667	—	—	27.09	11/15/2012		—	—	—	—
	—	—	—	—	—	(3)	25,000	229,750	—	—

(1)
Mr. Loof received a grant of 167,667 options as provided in his March 2005 Employment Letter. These options expire at the earlier of (i) April 4, 2015, or (ii) the third year following Mr. Loof's retirement. Effective March 4, 2010, 83,333 of these awards were voluntarily relinquished and no concurrent grant, replacement award or other valuable consideration was provided.

(2)
The vesting schedule for the 83,333 options and the 83,333 Restricted Share awards granted to Mr. Loof is 50% on June 30, 2014 and 50% on June 30, 2015, for each award. The 83,333 options granted to Mr. Loof expire on January 29, 2020.

(3)
On January 31, 2012, the Corporation granted RSUs to Messrs. Lowe, Hinojosa, Kotelon and Meeks, which vest over a three-year period, one-third each year. On March 28, 2012, the Corporation granted Mr. Loof 50,000 Restricted Shares, which cliff vest on June 30, 2017.

 OPTION EXERCISES AND STOCK VESTED TABLE

        The table below summarizes exercises of stock options and vesting of stock awards for the Named Executive Officers for the fiscal year ended March 31, 2012.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Per-Olof Loof	40,000	341,200	—	—
William M. Lowe, Jr.	—	—	—	—
Conrado Hinojosa	20,000	150,728	—	—
Marc Kotelon	—	—	—	—
Charles C. Meeks, Jr.	5,000	37,974	—	—

PENSION BENEFITS TABLE

        The table below sets forth information regarding pension benefits for Mr. Kotelon for the fiscal year ended March 31, 2012. None of the other Named Executive Officers participated in a pension plan during fiscal year 2012.

	PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)(4)	Payments During Last Fiscal Year ($)
Marc Kotelon	Swiss Life Collective "BVG" Foundation(1)	8.5	526,100	—

(1)
The plan is part of the Swiss Life BVG Foundation, Zurich, Switzerland and is fully re-insured with Swiss Life. All permanent employees between the age of 24 and 62 (female) or 65 (male) are eligible to participate. The main pension benefit is calculated as 1 2/3% multiplied by pensionable salary multiplied pensionable years of service. Employees contribute at least 5% of pensionable salary and the company pays the remainder (with a minimum to match the employee contribution).

(2)
Reflects the number of years of service credited to Mr. Kotelon under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Corporation's audited financial statements for the last completed fiscal year.

(3)
Reflects the actuarial present value of Mr. Kotelon's accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Corporation's audited financial statements for the last completed fiscal year. To determine the accumulated benefit, at the measurement date, the Corporation used the following assumptions: a discount rate of 2.25%, a rate of compensation increase of 2.0% and an expected long-term rate of return on plan assets of 3.0%.

(4)
For purposes of presenting in U.S. dollars, we have used the ECB reference rate for Swiss Francs on March 31, 2012, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each business day. The ECB reference rate used above is CHF 1.00 to USD 1.10884.

 NONQUALIFIED DEFERRED COMPENSATION TABLE

        The table below provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. Contributions made to the Secured Benefit Plan on behalf of Named Executive Officers are not included as this plan is an after-tax nonqualified retirement plan that does not provide for a deferral of compensation.

Name	Executive Contributions In Last Fiscal year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings / (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Per-Olof Loof	74,433	40,816	(1)	6,203	—	711,671
William M. Lowe, Jr.	—	—		—	—	—
Conrado Hinojosa	—	—		(470)	—	42,246
Marc Kotelon	—	—		—	—	—
Charles C. Meeks, Jr.	—	—		—	—	—

(1)
Amount represents the annual base for calendar year 2011 and the annual bonus match for fiscal year 2012, each of which was credited to Mr. Loof's account under the DCP in June 2012. This amount is reported in the Summary Compensation Table under "All Other Compensation."

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The Corporation has entered into Change in Control Severance Compensation Agreements (the "Change in Control Agreements") with each of its Named Executive Officers to ensure that in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. Absent a "change in control" (as defined below), the Change in Control Agreements will expire on July 27, 2014. In the event a change in control occurs prior to July 27, 2014, the Change in Control Agreements will expire on the two year anniversary of the change in control. In addition, the Change in Control Agreements will automatically terminate upon the occurrence of any of the following events:

  •
  The Named Executive Officer's death or termination due to disability;

  •
  The Named Executive Officer's attainment of his "retirement date" (age 70 1/2 or the date the executive has informed the Corporation he intends to retire after age 55 but before age 70 1/2), or

  •
  The determination by the Board that the Named Executive Officer is no longer eligible to receive the benefits provided under the Change in Control Agreement, provided such determination is made prior to a change in control.

        Under the Change in Control Agreements, the Named Executive Officers are entitled to severance benefits in the event their employment with the Corporation is terminated under certain circumstances following a change in control, as well as accelerated vesting of performance awards. The Change in Control Agreements do not provide for a "gross-up" for any excise tax imposed by operation of Code Section 4999 on amounts that constitute "excess parachute payments" under Code Section 280G. However, a Named Executive Officer's payment under his Change in Control Agreement may be reduced to an amount such that it does not constitute an excess parachute payment under Code Section 280G, if such reduction would result in the NEO receiving a greater after-tax payment. If the NEO would receive a greater after-tax payment absent a reduction and payment of applicable taxes, including excise taxes, no reduction will be made.

        Under the Change in Control Agreements, a "change in control" is deemed to have occurred in the event of certain significant changes to the ownership of the Corporation, including when:

          (1)   the percentage of ownership by an acquiring entity or group equals or exceeds 25% of the (a) then outstanding shares of Common Stock of the Corporation, or (b) combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of the Corporation's directors,

          (2)   a replacement of the majority of the incumbent members of the Corporation's Board, or

          (3)   a reorganization, merger or consolidation or sale of assets, unless following such event (a) beneficial stockholders prior to the event own more than 50% of the outstanding shares of common stock and voting power of outstanding securities entitled to vote generally in the election of the Corporation's directors, (b) no person owns 25% or more of the outstanding shares of common stock or the combined voting power of the then outstanding voting securities, and (c) at least a majority of the incumbent members of the Board continue to serve on the Board following the transaction.

        Our Named Executive Officers will receive severance benefits under the Change in Control Agreements if they are terminated without "cause" or if they resign for "good reason" following the change in control. The Change in Control Agreements define "good reason" as the occurrence of any of the following events:

  •
  The assignment of any duties inconsistent the Named Executive Officer's position, duties, responsibilities and status with the Corporation, or any removal of the Named Executive Officer from, or any failure to reelect to, any such position;

  •
  A reduction by the Corporation in the Named Executive Officer's base salary;

  •
  The failure of the Corporation to continue in effect any compensation, welfare or benefit plan in which the Executive is participating at the time of a change in control, without substituting or providing a substantially similar benefit at substantially the same cost;

  •
  Any purported termination for "cause" or "disability" (as defined in the Change in Control Agreements) without grounds; and/or

  •
  The relocation of the Named Executive Officer's primary work location to a location that is more than 20 miles from the current work location.

        "Cause," as defined in the Change in Control Agreements, means (i) the willful and continued failure by the Named Executive Officer for a significant period of time substantially to perform his duties with the Corporation (other than any such failure resulting from his disability), after a demand for substantial performance is delivered to the Named Executive Officer in writing by the Board or its designee which specifically identifies the manner in which the Board or its designee believes that the Named Executive Officer has not substantially performed his duties, or (ii) the willful engaging by the Named Executive Officer in gross misconduct materially and demonstrably injurious to the Corporation. No act, or failure to act, on the Named Executive Officer's part shall be considered "willful" unless done, or omitted to be done, by the Named Executive Officer, not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.

        Pursuant to the Change in Control Agreements, each Named Executive Officer is entitled to receive an amount equal to twenty-four times the sum of (a) monthly base salary and (b) the monthly amount of the annual target incentive bonus due each executive following a qualifying termination after a change in control. In addition, under the Change in Control Agreements, the Corporation must:

  •
  Maintain all life insurance, medical plans and programs in which the Named Executive Officers participate for 18 months following the date of the qualifying termination or until such time as the executive first becomes eligible for the same type of coverage under another employer's plan, whichever is earlier;

  •
  Pay all reasonable legal fees and expenses incurred by each Named Executive Officer as a result of his resignation for good reason; and

  •
  Pay the costs of reasonable outplacement services, up to a maximum of $15,000, until the Named Executive Officer is employed on a full-time basis.

        The Named Executive Officers are not entitled to the benefits described above if their termination is for cause, they resign without good reason, or they die, become disabled or retire.

        Additionally, the Change in Control Agreements provide for accelerated vesting of LTIP awards to the next whole year following the date of the change in control. The LTIP awards are payable in an amount equal to the greater of: (1) the actual performance of the Corporation through the date of the change in control compared to the plan target, up to the maximum amount payable under the plan or (2) the target amount payable under the plan for such period.

        Mr. Loof's Agreement also entitles him to certain severance payments upon his termination without "cause" or his resignation for "good reason" (collectively, a "qualifying termination" please refer below for a definition of such terms). Upon Mr. Loof's qualifying termination prior to December 31, 2014, he will be entitled to severance payments equal to his base salary from the date of termination to the earlier of June 30, 2015 or two years from his termination date. On or after January 1, 2015, but prior to December 31, 2016, Mr. Loof will be entitled to severance upon a qualifying termination equal to his base salary and benefits for a 90-day notice period and 90 days following his termination date. On or after January 1, 2017 but prior to March 31, 2017 such severance payments upon a qualifying termination will be equal to Mr. Loof's base salary and benefits from his termination date to March 31, 2017. On or after April 1, 2017, Mr. Loof will be entitled to severance payments upon a qualifying termination equal to his base salary from his termination date to June 30, 2017. However, if Mr. Loof resigns for good reason on or before June 30, 2015, his severance payments will be increased to include his target bonus under the Corporation's short-term incentive program during the severance period.

        The definition of "cause" under Mr. Loof's Agreement is substantially similar to the definition found in the Change in Control Agreements. Mr. Loof's Agreement defines "good reason" as (i) the assignment of duties inconsistent with Mr. Loof's position or a change in Mr. Loof's title or offices or his removal or failure to maintain Mr. Loof in any employment conditions (except due to a termination for cause, death, disability or Mr. Loof's attainment of retirement age), and (ii) a material reduction of Mr. Loof's base salary, other than a reduction reflecting a material reduction in the size or complexity of the Corporation's business.

        Mr. Loof's Agreement also provides that if he becomes entitled to payments under both his Agreement and his Change in Control Agreement, he is entitled to the greater of the two payments, but may not receive payment under both agreements.

        The table below describes the compensation and benefits payable to each of our Named Executive Officers in the following circumstances:

  •
  termination without cause or for good reason in the absence of a change of control;

  •
  termination without cause or for good reason in connection with a change of control;

  •
  voluntary resignation;

  •
  death; or

  •
  disability.

        The amounts shown assume that termination of employment or a change in control occurred as of March 31, 2012, and estimate certain amounts which would be paid to our Named Executive Officers upon the specified event. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts estimated to be paid or distributed may be different. A factor that could affect these amounts is the financial performance of the Corporation through the date of any such event.

        The table quantifies and the accompanying footnotes describe the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Corporation's 401(k) retirement savings plan, accrued vacation pay, and vested equity.

	Before Change in Control	After Change in Control
Name	Termination w/o Cause or for Good Reason(1) ($)	Termination w/o Cause or for Good Reason(2)(3) ($)	Voluntary Termination ($)	Death(4) ($)	Disability ($)
Per-Olof Loof	1,540,000	3,874,147	—	128,333	—
William M. Lowe, Jr.	485,000	2,061,147	—	80,833	—
Conrado Hinojosa	310,000	1,326,147	—	51,667	—
Marc Kotelon (5)	443,536	1,774,144	—	73,923	—
Charles C. Meeks, Jr.	310,000	1,326,147	—	51,667	—

(1)
This benefit is payable pursuant to Corporation policy as described below, except for Mr. Loof whose payment is paid pursuant to the terms of his Agreement.

(2)
Includes the target payout under the 2012/2013 LTIP pursuant to the accelerated vesting within the Change in Control Severance Agreements, The amounts above reflect the total amount of cash and do not approximate the value of the shares of the Common Stock that may be received. Up to 100 percent of these award payments may be converted at the discretion of the Committee into Restricted Shares based on the share price of Common Stock on May 2, 2011 ($15.61). Such Restricted Shares cannot be sold until 90 days after termination of service with the Corporation or until the Named Executive Officer achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target.

(3)
These amounts include the benefit payable pursuant to the Change in Control Severance Agreements, which is (a) twenty four multiplied by the sum of (i) the NEO's monthly base salary plus (ii) the monthly value of the NEO's target annual bonus (Mr. Loof—100% of base salary, Messrs. Hinojosa, Lowe and Meeks-60% of base salary, Mr. Kotelon—50% of base salary), (b) accelerated LTIP (as described above) and (c) eighteen months of COBRA premium, and does not include any Code Section 280G "gross-up."

(4)
This benefit is payable pursuant to historical practice of the Corporation and is equal to two months of salary. The intention is to provide the family with income while the life insurance application process is taking place.

(5)
For purposes of presenting in U.S. dollars, we have used the ECB reference rate for Swiss Francs on March 31, 2012, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each business day. The ECB reference rate used above is CHF 1.00 to USD 1.10884.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the PCAOB's Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm their independence from the Corporation. The Audit Committee also has considered whether the provision of non-audit services to the Corporation is compatible with the independent registered public accounting firm's independence.

        For the fiscal year ended March 31, 2012 audit, the Audit Committee discussed with the Corporation's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Corporation's internal control over financial reporting and the overall quality of the Corporation's financial reporting.

        Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements for the fiscal year ended March 31, 2012 be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2012 for filing with the SEC.

AUDIT COMMITTEE E. Erwin Maddrey, II, Chairman Wilfried Backes Joseph V. Borruso Joseph D. Swann

Audit and Non-Audit Fees

        The following table sets forth fees billed for professional audit services and other services rendered to the Corporation by Ernst & Young LLP for the fiscal years ended March 31, 2012 and March 31, 2011 (amounts in thousands):

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees(1)	$2,003	$1,930
Audit-related Fees(2)	949	376
Tax Fees	—	2
All other fees	—	—

Total	$2,952	$2,308

(1)
The aggregate fees for professional services rendered for the audit of the Corporation's annual financial statements for the fiscal years ended March 31, 2012 and 2011 and the reviews of the financial statements included in the Corporation's Forms 10-Q for the fiscal years then ended.

(2)
For fiscal year 2012, audit-related fees consist of services related primarily to registration statements and due diligence. For fiscal year 2011, audit-related fees consist of services related primarily to the Corporation's registration statements, the filing of Form S-3s, an Oracle applications logical access project and general assistance related to compliance with a government grant.

        All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP were compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's Audit Policies provide for pre-approval of all audit, audit-related and tax services. These policies authorize the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

OTHER BUSINESS

        At the date of this proxy statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in accordance with the recommendation of the Corporation's management.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

        From time to time, stockholders present proposals which may be proper subjects for consideration at the Annual Meeting. To be considered for inclusion in the proxy statement, proposals must be submitted on a timely basis. Proposals for the 2013 Annual Meeting, which is expected to be held on July 25, 2013, must be received by the Corporation no later than March 1, 2013 and must otherwise comply with the SEC's rules, to be considered for inclusion in our proxy materials relating to the 2013 Annual Meeting.

        In addition, the Corporation's Amended and Restated By-Laws establish advance notice procedures as to (1) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board of Directors and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any stockholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures.

        Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Secretary of the Corporation at the address below. The Secretary must receive this notice no later than April 27, 2013.

        Notice of a proposal must include:

  (i)
  as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

  (ii)
  (A) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

        Notice of a nomination must include:

  (i)
  as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person's written consent to serving as a director if elected; and

  (ii)
  (A) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

        You may contact our Secretary at our principal executive offices for a copy of the relevant provisions of the Corporation's Amended and Restated By-Laws regarding the requirements for making stockholder proposals and nominating director candidates.

 ADDITIONAL INFORMATION

        This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, in person or otherwise, without additional compensation. The Corporation will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

        The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended March 31, 2012, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Secretary of the Corporation at the address below. In addition, copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Corporation's Corporate Governance Guidelines and Code of Business Integrity and Ethics, are available for viewing at the Corporation's website at http://www.kemet.com under "Investor Relations" where you can click on the link to "Corporate Governance" for a link to these documents or upon written request directed to the Secretary of the Corporation. Please complete the enclosed proxy and mail it in the enclosed postage-paid envelope as soon as possible.

By order of the Board of Directors, R. James Assaf Secretary

KEMET CORPORATION
P.O. Box 5928
Greenville, South Carolina 29606
June 29, 2012

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01HP9C 3 2 B M + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below D Please sign exactly as your name(s) appear(s) hereon. If the securities are jointly owned, both owners should sign. Full title of one signing in representative capacity should be clearly designated after signature. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. B Proposals — The Board of Directors recommends a vote Proposals 2 and 3. 01 - Dr. Wilfried Backes 02 - Gurminder S. Bedi 03 - Per-Olof Loof 1. Nominees: For Against Abstain 2. The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2013. For Against Abstain 3. Advisory approval of the compensation paid to the Named Executive Officers. For Against Abstain For Against Abstain For Against Abstain A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed (term expires in 2015). MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM 1 3 9 6 8 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 26, 2012. Vote by Internet • Go to www.investorvote.com/KEM • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

P.O. Box 5928 Greenville, South Carolina 29606 2012 Annual Meeting of Stockholders Solicited on Behalf of the Board of Directors The undersigned hereby appoints PER-OLOF LOOF and R. JAMES ASSAF, and each of them, proxies, with full power of substitution, and revocation, acting by a majority of those present and voting or, if only one is present and voting then that one, to vote the common stock of KEMET Corporation which the undersigned is entitled to vote, at the 2012 Annual Meeting of Stockholders scheduled to be held July 26, 2012, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if present, with respect to the matters on the reverse side. Your shares will be voted as directed herein. If the proxy is signed and no direction is given for any item, it will be voted FOR the nominees listed and FOR Proposals 2 and 3. PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Proxy — KEMET Corporation IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL TO ELECT THREE DIRECTORS
DIRECTOR COMPENSATION TABLE
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL CONCERNING ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION PAID TO THE CORPORATION'S NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY" VOTE)
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED TABLE
PENSION BENEFITS TABLE
NONQUALIFIED DEFERRED COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
REPORT OF THE AUDIT COMMITTEE
OTHER BUSINESS
STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING
ADDITIONAL INFORMATION